Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Kate Spade & Company

We have audited the accompanying consolidated balance sheets of Kate Spade & Company (the ‘‘Company’’) as of December 31, 2016 and January 2, 2016, and the related consolidated statements of income, statements of comprehensive income, statements of retained earnings, accumulated other comprehensive loss and changes in capital accounts, and cash flows for each of the three fiscal years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Kate Spade & Company as of December 31, 2016 and January 2, 2016, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 23, 2017

Kate Spade & Company

CONSOLIDATED BALANCE SHEETS

In thousands, except share data	December 31, 2016	January 2, 2016
Assets
Current Assets:
Cash and cash equivalents	$478,536	$297,851
Accounts receivable — trade, net	77,487	96,850
Inventories, net	167,461	191,879
Deferred income taxes	—	1,855
Other current assets	34,024	32,390
Total current assets	757,508	620,825

Property and Equipment, Net	167,192	173,963
Goodwill	50,045	48,730
Intangibles, Net	86,703	86,288
Deferred Income Taxes	2,322	1,241
Other Assets	46,549	44,550
Total Assets	$1,110,319	$975,597

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term borrowings	$3,664	$3,625
Accounts payable	93,144	109,327
Accrued expenses	125,434	151,680
Income taxes payable	2,207	1,655
Total current liabilities	224,449	266,287

Long-Term Debt	389,742	393,168
Other Non-Current Liabilities	48,685	52,021
Deferred Income Taxes	17,512	18,900
Commitments and Contingencies (Note 9)
Stockholders’ Equity:
Preferred stock, $0.01 par value, authorized shares — 50,000,000, issued shares — none	—	—
Common stock, $1.00 par value, authorized shares — 250,000,000, issued shares — 176,437,234	176,437	176,437
Capital in excess of par value	251,816	224,677
Retained earnings	1,306,096	1,155,838
Accumulated other comprehensive loss	(28,160)	(30,041)
	1,706,189	1,526,911
Common stock in treasury, at cost — 48,261,217 and 48,544,175 shares	(1,276,258)	(1,281,690)
Total stockholders’ equity	429,931	245,221
Total Liabilities and Stockholders’ Equity	$1,110,319	$975,597

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Kate Spade & Company

CONSOLIDATED STATEMENTS OF INCOME

	Fiscal Years Ended
In thousands, except per common share data	December 31, 2016	January 2, 2016	January 3, 2015
Net Sales	$1,381,478	$1,242,720	$1,138,603
Cost of goods sold	554,558	488,613	458,332
Gross Profit	826,920	754,107	680,271
Selling, general & administrative expenses	643,307	687,709	645,266
Impairment of intangible asset	—	—	1,533
Operating Income	183,613	66,398	33,472
Other expense, net	(8,270)	(11,137)	(4,033)
Loss on settlement of note receivable	—	(9,873)	—
Loss on extinguishment of debt	—	—	(16,914)
Interest expense, net	(19,714)	(19,152)	(20,178)
Income (Loss) Before Provision (Benefit) for Income Taxes	155,629	26,236	(7,653)
Provision (benefit) for income taxes	4,071	4,528	(84,379)
Income from Continuing Operations	151,558	21,708	76,726
Discontinued operations, net of income taxes	2,024	(4,621)	82,434
Net Income	$153,582	$17,087	$159,160

Earnings per Share, Basic:
Income from Continuing Operations	$1.18	$0.17	$0.61
Net Income	$1.20	$0.13	$1.26

Earnings per Share, Diluted:
Income from Continuing Operations	$1.17	$0.17	$0.60
Net Income	$1.19	$0.13	$1.25

Weighted Average Shares, Basic	128,043	127,634	126,264
Weighted Average Shares, Diluted	129,164	128,222	127,019

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Kate Spade & Company

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Fiscal Years Ended
In thousands	December 31, 2016	January 2, 2016	January 3, 2015
Net Income	$153,582	$17,087	$159,160

Other Comprehensive Income (Loss), Net of Income Taxes:
Cumulative translation adjustment, net of income taxes of $0	(522)	(1,966)	(10,234)
Write-off of translation adjustment in connection with liquidation of foreign subsidiaries	1,414	4,008	—
Change in fair value of cash flow hedging derivatives, net of income taxes of $505, $(1,160) and $566, respectively	989	(2,097)	1,127
Comprehensive Income	$155,463	$17,032	$150,053

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Kate Spade & Company

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS, ACCUMULATED OTHER COMPREHENSIVE LOSS AND CHANGES IN CAPITAL ACCOUNTS

	Common Stock		Capital in		Accumulated Other	Treasury Shares
In thousands, except share data	Number of Shares	Amount	Excess of Par Value	Retained Earnings	Comprehensive Loss	Number of Shares	Amount	Total
BALANCE, December 28, 2013	176,437,234	$176,437	$155,984	$1,020,633	$(20,879)	53,501,234	$(1,364,657)	$(32,482)
Net income	—	—	—	159,160	—	—	—	159,160
Other comprehensive loss, net of income taxes	—	—	—	—	(9,107)	—	—	(9,107)
Exercise of stock options	—	—	—	(23,266)	—	(4,010,331)	65,215	41,949
Restricted shares issued, net of cancellations and shares withheld for taxes	—	—	—	(10,884)	—	(425,105)	7,859	(3,025)
Amortization — share-based compensation	—	—	43,116	—	—	—	—	43,116
BALANCE, January 3, 2015	176,437,234	176,437	199,100	1,145,643	(29,986)	49,065,798	(1,291,583)	199,611
Net income	—	—	—	17,087	—	—	—	17,087
Other comprehensive loss, net of income taxes	—	—	—	—	(55)	—	—	(55)
Exercise of stock options	—	—	—	(2,109)	—	(244,780)	4,573	2,464
Restricted shares issued, net of cancellations and shares withheld for taxes	—	—	—	(4,783)	—	(276,843)	5,320	537
Amortization — share-based compensation	—	—	25,577	—	—	—	—	25,577
BALANCE, January 2, 2016	176,437,234	176,437	224,677	1,155,838	(30,041)	48,544,175	(1,281,690)	245,221
Net income	—	—	—	153,582	—	—	—	153,582
Other comprehensive income, net of income taxes	—	—	—	—	1,881	—	—	1,881
Exercise of stock options	—	—	—	(714)	—	(174,375)	3,345	2,631
Restricted shares issued, net of cancellations and shares withheld for taxes	—	—	—	(2,610)	—	(108,583)	2,087	(523)
Amortization — share-based compensation	—	—	27,139	—	—	—	—	27,139
BALANCE, December 31, 2016	176,437,234	$176,437	$251,816	$1,306,096	$(28,160)	48,261,217	$(1,276,258)	$429,931

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Kate Spade & Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
In thousands	December 31, 2016	January 2, 2016	January 3, 2015
Cash Flows from Operating Activities:
Net income	$153,582	$17,087	$159,160
Adjustments to arrive at income from continuing operations	(2,024)	4,621	(82,434)
Income from continuing operations	151,558	21,708	76,726

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	49,336	49,937	54,438
Impairment of intangible asset	—	—	1,533
Loss on asset disposals and impairments, including streamlining initiatives, net	9,204	13,600	13,063
Deferred income taxes	(1,110)	474	(350)
Share-based compensation	27,139	25,577	37,270
Loss on settlement of note receivable	—	9,873	—
Loss on extinguishment of debt	—	—	16,914
Foreign currency transaction losses, net	2,908	4,845	6,535
Equity losses of equity investees	6,450	6,694	2,583
Other, net	(58)	(281)	(13)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable - trade, net	19,809	(7,540)	(27,643)
Decrease (increase) in inventories, net	24,878	(42,540)	(21,903)
(Increase) decrease in other current and non-current assets	(3,076)	5,597	(12,840)
(Decrease) increase in accounts payable	(18,106)	23,911	(9,681)
(Decrease) increase in accrued expenses and other non-current liabilities	(23,687)	7,773	(9,006)
Increase (decrease) in income taxes payable	2,085	912	(83,062)
Net cash used in operating activities of discontinued operations	(2,444)	(14,964)	(30,200)
Net cash provided by operating activities	244,886	105,576	14,364

Cash Flows from Investing Activities:
Proceeds from sales of property and equipment	—	816	—
Purchases of property and equipment	(46,260)	(55,084)	(93,609)
Payments for purchases of businesses	—	—	(32,268)
Proceeds from sales of joint venture interests, net	(2,350)	17,621	—
Investments in and advances to equity investees	(6,500)	(5,000)	(2,400)
Payment for joint venture interest	—	(10,000)	—
Payments for in-store merchandise shops	(2,889)	(5,123)	(6,344)
Net proceeds from settlement of note receivable	—	75,128	—
Purchase of trademarks	(1,200)	—	—
Other, net	(45)	276	17
Net cash provided by investing activities of discontinued operations	—	634	137,759
Net cash (used in) provided by investing activities	(59,244)	19,268	3,155

Cash Flows from Financing Activities:
Proceeds from borrowings under revolving credit agreement	—	2,000	8,411
Repayment of borrowings under revolving credit agreement	—	(8,000)	(4,960)
Proceeds from issuance of Term Loan	—	—	398,000
Repayment of Senior Notes	—	—	(390,693)
Repayment of Term Loan	(4,000)	(3,000)	(2,000)
Principal payments under capital lease obligations	(513)	(459)	(410)
Proceeds from exercise of stock options	2,631	2,464	41,949
Payment of deferred financing fees	(1,275)	(1,473)	(9,712)
Net cash (used in) provided by financing activities	(3,157)	(8,468)	40,585

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,800)	(2,569)	(4,282)

Net Change in Cash and Cash Equivalents	180,685	113,807	53,822
Cash and Cash Equivalents at Beginning of Year	297,851	184,044	130,222
Cash and Cash Equivalents	$478,536	$297,851	$184,044

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1:	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Kate Spade & Company and its wholly-owned and majority-owned subsidiaries (the “Company”) are engaged primarily in the design and marketing of a broad range of accessories and apparel. The Company operates its kate spade new york and JACK SPADE brands through one operating segment in North America and three operating segments internationally: Japan, Asia (excluding Japan) and Europe. The Company’s Adelington Design Group reportable segment is also an operating segment. The three reportable segments described below represent the Company’s activities for which separate financial information is available and which is utilized on a regular basis by the Company’s chief operating decision maker (“CODM”) to evaluate performance and allocate resources. In identifying the Company’s reportable segments, the Company considers its management structure and the economic characteristics, products, customers, sales growth potential and long-term profitability of its operating segments. As such, the Company configured its operations into the following three reportable segments:

•	KATE SPADE North America segment — consists of the Company’s kate spade new york and JACK SPADE brands in North America.

•
KATE SPADE International segment — consists of the Company’s kate spade new york and JACK SPADE brands in International markets (principally in Japan, Asia (excluding Japan), Europe and Latin America).

•	Adelington Design Group segment — primarily consists of exclusive arrangements to supply jewelry for the LIZ CLAIBORNE and MONET brands.

The activities of the Company’s former Lucky Brand and Juicy Couture businesses have been segregated and reported as discontinued operations for all periods presented.

Summarized financial data for the aforementioned brands that are classified as discontinued operations are provided in Note 3 – Discontinued Operations and Disposals.

PRINCIPLES OF CONSOLIDATION

The Consolidated Financial Statements include the accounts of the Company. All inter‑company balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES AND CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements. These estimates and assumptions also affect the reported amounts of revenues and expenses. Estimates by their nature are based on judgments and available information. Therefore, actual results could materially differ from those estimates under different assumptions and conditions.

Critical accounting policies are those that are most important to the portrayal of the Company’s financial condition and results of operations and require management’s most difficult, subjective and complex judgments as a result of the need to make estimates about the effect of matters that are inherently uncertain. The Company’s most critical accounting policies, discussed below, pertain to revenue recognition, income taxes, accounts receivable — trade, inventories, intangible assets, goodwill, accrued expenses and share‑based compensation. In applying such policies, management must use some amounts that are based upon its informed judgments and best estimates. Due to the uncertainty inherent in these estimates, actual results could differ from estimates used in applying the critical accounting policies. Changes in such estimates, based on more accurate future information, may affect amounts reported in future periods.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Revenue Recognition

The Company recognizes revenue from its direct-to-consumer, wholesale and licensing operations. Retail store and e-commerce revenues are recognized net of estimated returns at the time of sale to consumers. Sales tax collected from customers is excluded from revenue. Proceeds received from the sale of gift cards are recorded as a liability and recognized as sales when redeemed by the holder. The Company does not recognize revenue for estimated gift card breakage. Revenue within the Company’s wholesale operations is recognized at the time title passes and risk of loss is transferred to customers. Wholesale revenue is recorded net of returns, discounts and allowances. Returns and allowances require pre-approval from management. Discounts are based on trade terms. Estimates for end-of-season allowances are based on historical trends, seasonal results, an evaluation of current economic conditions and retailer performance. The Company reviews and refines these estimates on a monthly basis based on current experience, trends and retailer performance. The Company’s historical estimates of these costs have not differed materially from actual results. Licensing revenues, which amounted to $32.1 million, $26.2 million and $16.2 million during 2016, 2015 and 2014, respectively, are recorded based upon contractually guaranteed minimum levels and adjusted as actual sales data is received from licensees.

Income Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as measured by enacted tax rates that are expected to be in effect in the periods when the deferred tax assets and liabilities are expected to be realized or settled. The Company also assesses the likelihood of the realization of deferred tax assets and adjusts the carrying amount of these deferred tax assets by a valuation allowance to the extent the Company believes it more likely than not that all or a portion of the deferred tax assets will not be realized. Many factors are considered when assessing the likelihood of future realization of deferred tax assets, including recent earnings results within taxing jurisdictions, expectations of future taxable income, the carryforward periods available and other relevant factors. Changes in the required valuation allowance are recorded in income in the period such determination is made. Significant judgment is required in determining the worldwide provision for income taxes. Changes in estimates may create volatility in the Company’s effective tax rate in future periods for various reasons including changes in tax laws or rates, changes in forecasted amounts and mix of pretax income (loss), settlements with various tax authorities, either favorable or unfavorable, the expiration of the statute of limitations on some tax positions and obtaining new information about particular tax positions that may cause management to change its estimates. In the ordinary course of a global business, the ultimate tax outcome is uncertain for many transactions. It is the Company’s policy to recognize the impact of an uncertain income tax position on its income tax return at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50.0% likelihood of being sustained. The tax provisions are analyzed periodically (at least quarterly) and adjustments are made as events occur that warrant adjustments to those provisions. The Company records interest expense and penalties payable to relevant tax authorities as income tax expense.

Accounts Receivable — Trade, Net

In the normal course of business, the Company extends credit to customers that satisfy pre‑defined credit criteria. Accounts receivable — trade, net, as shown on the Consolidated Balance Sheets, is net of allowances and anticipated discounts. An allowance for doubtful accounts is determined through analysis of the aging of accounts receivable at the date of the financial statements, assessments of collectibility based on an evaluation of historical and anticipated trends, the financial condition of the Company’s customers and an evaluation of the impact of economic conditions. An allowance for discounts is based on those discounts relating to open invoices where trade discounts have been extended to customers. Costs associated with potential returns of products as well as allowable customer markdowns and operational charge backs, net of expected recoveries, are included as a reduction to sales and are part of the provision for allowances included in Accounts receivable — trade, net. These provisions result from seasonal negotiations with the Company’s customers as well as historical deduction trends, net of expected recoveries, and the evaluation of current market conditions. The Company’s historical estimates of these costs have not differed materially from actual results.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Inventories, Net

Inventories for seasonal, replenishment and on‑going merchandise are recorded at the lower of actual average cost or market value. The Company continually evaluates the composition of its inventories by assessing slow‑ turning, ongoing product as well as prior seasons’ fashion product. Market value of distressed inventory is estimated based on historical sales trends for this category of inventory of the Company’s individual product lines, the impact of market trends and economic conditions and the value of current orders in‑house relating to the future sales of this type of inventory. Estimates may differ from actual results due to quantity, quality and mix of products in inventory, consumer and retailer preferences and market conditions. The Company’s historical estimates of these costs and its provisions have not differed materially from actual results.

Intangibles, Net

Intangible assets with indefinite lives are not amortized, but rather tested for impairment at least annually. The Company’s annual impairment test is performed as of the first day of the third fiscal quarter.

The Company assesses qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite‑lived intangible asset is impaired. If, after assessing the totality of events and circumstances, the Company concludes that it is not more likely than not that an indefinite‑lived intangible asset is not impaired, then the Company is not required to take further action. However, if the Company concludes otherwise, then it is required to determine the fair value of the indefinite‑lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount. The Company estimates the fair value of these intangible assets based on an income approach using the relief‑from‑royalty method. This methodology assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to exploit the related benefits of these types of assets. This approach is dependent on a number of factors, including estimates of future growth and trends, royalty rates in the category of intellectual property, discount rates and other variables. The Company bases its fair value estimates on assumptions it believes to be reasonable, but which are unpredictable and inherently uncertain. Actual future results may differ from those estimates. The Company recognizes an impairment loss when the estimated fair value of the intangible asset is less than the carrying value.

The recoverability of the carrying values of all intangible assets with finite lives is re‑evaluated when events or changes in circumstances indicate an asset’s value may be impaired. Impairment testing is based on a review of forecasted operating cash flows. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value through a charge to the Consolidated Statement of Income.

Intangible assets with finite lives are amortized over their respective lives to their estimated residual values. Trademarks with finite lives are amortized over their estimated useful lives. Intangible merchandising rights are amortized over a period of 3 to 4 years. Customer relationships are amortized assuming gradual attrition over periods ranging from 12 to 14 years.

As a result of the impairment analysis performed in connection with the Company’s purchased trademarks with indefinite lives, no impairment charges were recorded during 2016 and 2015.

In the fourth quarter of 2014, the Company recorded a non-cash impairment charge of $1.5 million, which reflected the difference in the estimated fair value and carrying value of the TRIFARI trademark (see Note 11 – Fair Value Measurements).

Goodwill

Goodwill is not amortized but rather tested for impairment at least annually. The Company’s annual impairment test is performed as of the first day of the third fiscal quarter.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The Company assesses qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that goodwill is impaired. If, after assessing the totality of events and circumstances, the Company concludes that it is not more likely than not that goodwill is impaired, then the Company is not required to take further action. However, if the Company concludes otherwise, then it is required to determine the fair value of goodwill and perform the quantitative impairment test by comparing the fair value and carrying amount of the related reporting unit. A two‑step impairment test is then performed on goodwill. In the first step, the Company compares the fair value of each reporting unit to its carrying value. The Company determines the fair value of its reporting units using the market approach, as is typically used for companies providing products where the value of such a company is more dependent on the ability to generate earnings than the value of the assets used in the production process. Under this approach, the Company estimates fair value based on market multiples of earnings for comparable companies. The Company also uses discounted future cash flow analyses to corroborate these fair value estimates. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is not impaired, and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill and compare it to the carrying value of the reporting unit’s goodwill. The activities in the second step include valuing the tangible and intangible assets of the impaired reporting unit based on their fair value and determining the fair value of the impaired reporting unit’s goodwill based upon the residual of the summed identified tangible and intangible assets.

As a result of the impairment analysis performed in connection with the Company’s goodwill, no impairment charges were recorded during 2016, 2015 or 2014.

During 2014, the Company recorded additional goodwill as a result of the reacquisition of the KATE SPADE business in Southeast Asia; in the first quarter of 2015, $16.0 million of the goodwill related to the KATE SPADE businesses in Hong Kong, Macau and Taiwan was reclassified to Investment in unconsolidated subsidiaries upon closing of the joint venture with Walton Brown, as discussed in Note 20 — Related Party Transactions.

Accrued Expenses

Accrued expenses for employee insurance, workers’ compensation, contracted advertising and other outstanding obligations are assessed based on claims experience and statistical trends, open contractual obligations and estimates based on projections and current requirements. If these trends change significantly, then actual results would likely be impacted.

Share‑Based Compensation

The Company recognizes compensation expense based on the fair value of employee share‑based awards, including stock options, restricted stock and restricted stock with performance features that impact vesting, net of estimated forfeitures. Determining the fair value of options at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividends. Judgment is required in estimating the amount of share‑based awards expected to be forfeited prior to vesting. Determining the fair value of shares with market conditions at the grant date requires judgment, including the weighting of historical and estimated implied volatility of the Company’s stock price and where appropriate, a market index. If actual forfeitures differ significantly from these estimates, share‑based compensation expense could be materially impacted.

OTHER SIGNIFICANT ACCOUNTING POLICIES

Fair Value Measurements

The Company applies the relevant accounting guidance on fair value measurements to (i) all financial instruments that are being measured and reported on a fair value basis; (ii) non‑financial assets and liabilities measured and reported at fair value on a non‑recurring basis; and (iii) disclosures of fair value of certain financial assets and liabilities.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The following fair value hierarchy is used in selecting inputs for those instruments measured at fair value that distinguishes between assumptions based on market data (observable) and the Company’s assumptions (unobservable inputs). The hierarchy consists of three levels.

Level 1 — Quoted market prices in active markets for identical assets or liabilities;

Level 2 — Inputs other than Level 1 inputs that are either directly or indirectly observable; and

Level 3 — Unobservable inputs developed using estimates and assumptions developed by the Company, which reflect those that a market participant would use.

The fair values of the Company’s Level 2 derivative instruments were primarily based on observable forward exchange rates. Unobservable quantitative inputs used in the valuation of the Company’s derivative instruments included volatilities, discount rates and estimated credit losses.

Fair value measurement for the Company’s assets assumes the highest and best use (the use that generates the highest returns individually or as a group) for the asset by market participants, considering the use of the asset that is physically possible, legally permissible, and financially feasible at the measurement date. This applies even if the intended use of the asset by the Company is different.

Fair value measurement for the Company’s liabilities assumes that the liability is transferred to a market participant at the measurement date and that the nonperformance risk relating to the liability is the same before and after the transaction. Nonperformance risk refers to the risk that the obligation will not be fulfilled and includes the Company’s own credit risk.

The Company does not apply fair value measurement to any instruments not required to be measured at fair value on a recurring basis.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less at the date of purchase are classified as cash equivalents.

Property and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation and amortization. Machinery and equipment and furniture and fixtures are depreciated using the straight‑line method over their estimated useful lives of three to seven years. Leasehold improvements are depreciated using the straight‑line method over the shorter of the remaining lease term or the estimated useful lives of the assets. Costs for maintenance and repairs are expensed as incurred. Leased property meeting certain capital lease criteria is capitalized and the present value of the related lease payments is recorded as a liability. Capitalized leased assets are reflected as a component of Land and building and the related amortization is recorded on the straight‑line method over the shorter of the estimated useful life of the asset or the lease term. The Company recognizes a liability for the fair value of an asset retirement obligation (“ARO”) if the fair value can be reasonably estimated. The Company’s ARO’s are primarily associated with the removal and disposal of leasehold improvements at the end of a lease term when the Company is contractually obligated to restore a facility to a condition specified in the lease agreement. Amortization of ARO’s is recorded on a straight‑line basis over the lease term.

The Company capitalizes the costs of software developed or obtained for internal use. Capitalization of software developed or obtained for internal use commences during the development phase of the project. The Company amortizes software developed or obtained for internal use on a straight‑line basis over five years, when such software is substantially ready for use.

The Company evaluates the recoverability of property and equipment if circumstances indicate an impairment may have occurred. This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows to be generated from such assets, on an undiscounted basis. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of the impaired assets is reduced to fair value through a charge to the Company’s Consolidated Statement of Income.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The Company recorded pretax charges of $7.6 million, $8.6 million and $10.4 million in 2016, 2015 and 2014, respectively, to reduce the carrying values of certain property and equipment to their estimated fair values, which were recorded in Selling, general & administrative expenses (“SG&A”) on the accompanying Consolidated Statements of Income (see Note 11 — Fair Value Measurements).

Operating Leases

The Company leases office space, retail stores and distribution facilities. Many of these operating leases provide for tenant improvement allowances, rent increases and/or contingent rent provisions. Rental expense is recognized on a straight‑line basis commencing with the possession date of the property, which is the earlier of the lease commencement date or the date when the Company takes possession of the property. Certain store leases include contingent rents that are based on a percentage of retail sales over stated thresholds. Tenant allowances are amortized on a straight‑line basis over the life of the lease as a reduction of rent expense and are included in SG&A.

The Company leases retail stores under leases with terms that are typically five or ten years. The Company amortizes rental abatements, construction allowances and other rental concessions classified as deferred rent on a straight‑line basis over the initial term of the lease. The initial lease term can include one renewal under limited circumstances if the renewal is reasonably assured, based on consideration of all of the following factors: (i) a written renewal at the Company’s option or an automatic renewal; (ii) there is no minimum sales requirement that could impair the Company’s ability to renew; (iii) failure to renew would subject the Company to a substantial penalty; and (iv) there is an established history of renewals in the format or location.

Derivative Instruments

The Company’s derivative instruments are recorded in the Consolidated Balance Sheets as either an asset or liability and measured at their fair value. The changes in a derivative’s fair value are recognized either currently in earnings or Accumulated other comprehensive loss, depending on whether the derivative qualifies for hedge accounting treatment. The Company tests each derivative for effectiveness at inception of each hedge and at the end of each reporting period.

The Company uses foreign currency forward contracts, collars, options and swap contracts for the purpose of hedging the specific exposure to variability in forecasted cash flows associated primarily with inventory purchases by its businesses in Japan and Canada. These instruments are designated as cash flow hedges. To the extent the hedges are highly effective, the effective portion of the changes in fair value is included in Accumulated other comprehensive loss, net of income taxes, with the corresponding asset or liability recorded in the Consolidated Balance Sheet. The ineffective portion of the cash flow hedge is recognized primarily as a component of Cost of goods sold in current period earnings. Amounts recorded in Accumulated other comprehensive loss are reflected in current period earnings when the hedged transaction affects earnings. If fluctuations in the relative value of the currencies involved in the hedging activities were to move dramatically, such movement could impact the Company’s results of operations.

The Company purchases short‑term foreign currency contracts to neutralize balance sheet and other expected exposures, including intercompany loans. These derivative instruments do not qualify as cash flow hedges and are recorded at fair value with all gains or losses recognized as a component of SG&A or Other expense, net in current period earnings (see Note 12 — Derivative Instruments).

Foreign Currency Translation

Assets and liabilities of non‑US subsidiaries are translated at period‑end exchange rates. Revenues and expenses for each month are translated using that month’s average exchange rate and then are combined for the period totals. Resulting translation adjustments are included in Accumulated other comprehensive loss. Gains and losses on translation of intercompany loans with foreign subsidiaries of a long‑term investment nature are also included in this component of Stockholders’ equity.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Foreign Currency Transactions

Outstanding balances in foreign currencies are translated at the end of period exchange rates. The resulting exchange differences are recorded in the Consolidated Statements of Income or Accumulated other comprehensive loss, as appropriate.

Cost of Goods Sold

Cost of goods sold for wholesale operations includes the expenses incurred to acquire and produce inventory for sale, including product costs, freight‑in, import costs, third party inspection activities, buying/sourcing agent commissions and provisions for shrinkage. For retail operations, in‑bound freight from the Company’s warehouse to its own retail stores is also included. Warehousing activities including receiving, storing, picking, packing and general warehousing charges are included in SG&A and, as such, the Company’s gross profit may not be comparable to others who may include these expenses as a component of Cost of goods sold.

Advertising, Promotion and Marketing

All costs associated with advertising, promoting and marketing of Company products are expensed during the periods when the activities take place. Costs associated with cooperative advertising programs involving agreements with customers, whereby customers are required to provide documentary evidence of specific performance and when the amount of consideration paid by the Company for these services is at or below fair value, are charged to SG&A. Costs associated with customer cooperative advertising allowances without specific performance guidelines are recorded as a reduction of sales. The Company incurred expenses of $56.5 million, $56.0 million and $56.9 million for advertising, marketing & promotion for all brands in 2016, 2015 and 2014, respectively.

Shipping and Handling Costs

Shipping and handling costs, which are mostly comprised of warehousing and e-commerce fulfillment activities, are included as a component of SG&A in the Consolidated Statements of Income. In fiscal years 2016, 2015 and 2014, shipping and handling costs were $48.5 million, $40.8 million and $32.8 million, respectively.

Investments in Unconsolidated Subsidiaries

The Company uses the equity method of accounting for its investments in and its proportionate share in earnings of affiliates that it does not control, but over which it exerts significant influence (see Note 20 — Related Party Transactions). The Company considers whether the fair value of its equity method investments has declined below carrying value whenever adverse events or changes in circumstances indicate the recorded value may not be recoverable.

Cash Dividends and Common Stock Repurchases

On December 16, 2008, the Board of Directors announced the suspension of the Company’s quarterly cash dividend indefinitely.

The Company’s amended and restated revolving credit facility (as amended to date, the “ABL Facility”) currently restricts its ability to pay dividends and repurchase stock (see Note 10 — Debt and Lines of Credit).

Fiscal Year

The Company’s fiscal year ends on the Saturday closest to December 31. The 2016 and 2015 fiscal years, which ended on December 31, 2016 and January 2, 2016, respectively, reflected 52-week periods. The 2014 fiscal year, which ended January 3, 2015 reflected a 53-week period.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Subsequent Events

The Company’s policy is to evaluate all events or transactions that occur from the balance sheet date through the date of the issuance of its financial statements. The Company has evaluated events or transactions that occurred from the balance sheet date through the date the Company issued these financial statements.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

On July 3, 2016, the first day of the Company’s third fiscal quarter, the Company prospectively adopted new accounting guidance on the balance sheet classification of deferred taxes, which eliminated the requirement to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. The Company prospectively presents its existing deferred tax balances as noncurrent.

On January 3, 2016, the first day of the Company’s 2016 fiscal year, the Company retrospectively adopted new accounting guidance on debt issuance costs and reclassified the carrying value of its debt issuance costs related to term loans issued under its term loan credit agreement, which mature in April 2021 (collectively, the “Term Loan”) from an asset to a direct reduction of the liability. Accordingly, prior periods have been conformed to the current period’s presentation. As of December 31, 2016 and January 2, 2016, the aggregate carrying value of the debt issuance costs related to the Term Loan was $3.9 million and $4.8 million, respectively.

NOTE 2:	ACQUISITION

On February 5, 2014, the Company, through its Kate Spade, LLC and Kate Spade Hong Kong Ltd. subsidiaries, reacquired existing KATE SPADE businesses in Southeast Asia from Globalluxe Kate Spade HK Limited (“Globalluxe”) for a purchase price of $32.3 million, including $2.3 million for working capital and other previously agreed adjustments. The Company’s distribution partner operates the KATE SPADE businesses in Singapore, Malaysia, Indonesia and Thailand through distribution agreements and funded approximately $1.5 million to Globalluxe to acquire operating assets in those regions. Globalluxe and its distribution partners operated six stores and one concession in Hong Kong, one concession in Taiwan, one store in Macau, two stores and one concession in Singapore, two stores in Malaysia, three stores and one concession in Indonesia, and two stores and six concessions in Thailand. Prior to the acquisition from Globalluxe, the Company maintained wholesale distribution to Globalluxe. Following the transaction, the Company maintains wholesale distribution to distributors who operate the businesses in Singapore, Malaysia, Indonesia and Thailand. Since the date of the acquisition, the Company has directly owned and operated the businesses in Hong Kong, Macau and Taiwan and continued to do so until the conversion of those businesses to a joint venture with Walton Brown, a subsidiary of The Lane Crawford Joyce Group (“LCJG”) in the first quarter of 2015.

The allocation of the purchase price to the assets acquired and liabilities assumed was based upon the estimated fair values at the date of acquisition. The excess of the purchase price over the net tangible and identifiable intangible assets is reflected as goodwill. Accordingly, the Company recorded $21.8 million of goodwill, which is reflected in the KATE SPADE International reportable segment until the businesses in Hong Kong, Macau and Taiwan were converted to the joint venture with Walton Brown, at which time $16.0 million of such goodwill was reclassified to Investment in unconsolidated subsidiaries.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The following table summarizes the estimated fair values of the assets acquired as of the acquisition date:

In thousands
Assets acquired:
Current assets	$3,549
Property and equipment, net	1,267
Goodwill and intangibles, net (a)	26,592
Other assets	860
Total assets acquired	$32,268

(a)
In the first quarter of 2015, $16.0 million of the goodwill related to the KATE SPADE businesses in Hong Kong, Macau and Taiwan was reclassified to Investment in unconsolidated subsidiaries upon closing of the KS HMT Co., Limited (“KS HMT”) joint venture with Walton Brown.

The following table presents details of the acquired intangible assets:

In thousands	Useful Life	Estimated Fair Value
Reacquired distribution rights	1.7 years	$4,500
Retail customer list	3 years	256

NOTE 3:	DISCONTINUED OPERATIONS AND DISPOSALS

On February 3, 2014, the Company sold 100.0% of the capital stock of Lucky Brand Dungarees, Inc. (“Lucky Brand”) to LBD Acquisition Company, LLC (“LBD Acquisition”), a Delaware limited liability company and affiliate of Leonard Green & Partners, L.P., for an aggregate payment of $225.0 million, comprised of $140.0 million cash consideration and a three-year $85.0 million note (the “Lucky Brand Note”) issued by the successor of LBD Acquisition, Lucky Brand Dungarees, LLC (“Lucky Brand LLC”) at closing, subject to working capital and other adjustments.

On November 19, 2013, the Company entered into an agreement to terminate the lease of the Juicy Couture flagship store on Fifth Avenue in New York City in exchange for $51.0 million. On May 15, 2014, the Company surrendered such premises to the landlord and received proceeds of $45.8 million (net of taxes and fees), in addition to $5.0 million previously received by the Company. The Company substantially completed the wind-down operations of the Juicy Couture business in the second quarter of 2014.

The Company recorded pretax income (charges) of $2.0 million, $(1.5) million and $130.0 million in 2016, 2015 and 2014, respectively, to reflect the estimated difference between the carrying value of the net assets disposed and their estimated fair value, less costs to dispose, including transaction costs.

Summarized results of discontinued operations are as follows:

	Fiscal Years Ended
In thousands	December 31, 2016	January 2, 2016	January 3, 2015
Net sales	$—	$175	$209,519

Income (loss) before (benefit) provision for income taxes	$72	$(3,710)	$(46,923)
(Benefit) provision for income taxes	—	(577)	660
Income (loss) from discontinued operations, net of income taxes	$72	$(3,133)	$(47,583)

Gain (loss) on disposal of discontinued operations, net of income taxes	$1,952	$(1,488)	$130,017

The Company recorded charges of $2.0 million, $3.7 million and $26.6 million during 2016, 2015 and 2014, respectively, related to its streamlining initiatives within Discontinued operations, net of income taxes.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Other

On March 4, 2015, the Company and Lucky Brand LLC entered into a transfer and settlement agreement (the “Lucky Brand Note Agreement”) to settle the Lucky Brand Note in full, prior to its maturity. Pursuant to the terms of the Lucky Brand Note Agreement, Lucky Brand LLC paid the Company $81.0 million to settle the principal balance of the Lucky Brand Note and related unpaid interest. Giving effect to the Lucky Brand Note Agreement, since the date of issuance, the Company collected aggregate principal and interest under the Lucky Brand Note of $89.0 million. The transactions contemplated by the Lucky Brand Note Agreement closed on March 4, 2015, and the Company recognized a $9.9 million loss on the settlement of the Lucky Brand Note in the first quarter of 2015.

The Company completed substantially all of the closures of its KATE SPADE SATURDAY operations and JACK SPADE retail stores in the second quarter of 2015. Although such dispositions were individually significant, they did not represent a strategic shift in the Company’s operations and were not reflected as discontinued operations. The Company recorded pretax losses of $21.0 million and $38.2 million during 2015 and 2014, respectively, related to the KATE SPADE SATURDAY and JACK SPADE retail stores that were substantially disposed in the second quarter of 2015.

NOTE 4:	INVENTORIES, NET

Inventories, net consisted of the following:

In thousands	December 31, 2016	January 2, 2016
Raw materials and work in process	$322	$525
Finished goods	167,139	191,354
Total	$167,461	$191,879

NOTE 5:	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

In thousands	December 31, 2016	January 2, 2016
Land and buildings	$8,080	$8,080
Machinery and equipment	133,275	121,212
Furniture and fixtures	74,971	70,206
Leasehold improvements	127,417	120,605
	343,743	320,103
Less: Accumulated depreciation and amortization	176,551	146,140
Total property and equipment, net	$167,192	$173,963

Depreciation and amortization expense on property and equipment for the years ended December 31, 2016, January 2, 2016 and January 3, 2015, was $41.0 million, $37.8 million and $38.3 million, respectively, which included depreciation for property and equipment under capital leases of $0.7 million, $0.7 million and $0.8 million, respectively. Machinery and equipment under capital leases was $8.1 million as of December 31, 2016 and January 2, 2016.

During the third quarter of 2013, the Company sold its West Chester, OH distribution center (the “Ohio Facility”) for net proceeds of $20.3 million and entered into a sale‑leaseback arrangement with the buyer for a 10-year term, which was classified as an operating lease. The Company realized a gain of $9.5 million associated with the sale‑leaseback, which has been deferred and will be recognized as a reduction to SG&A over the lease term.

During the second quarter of 2013, the Company sold its North Bergen, NJ office for net proceeds of $8.7 million. The Company entered into a sale‑leaseback arrangement with the buyer for a 12-year term with two five-year renewal options, which was classified as a capital lease (see Note 9 — Commitments and Contingencies). During the fourth quarter of 2015, the Company initiated a plan to exit approximately 24,000 square feet of the North Bergen, NJ office and recorded a $1.0 million impairment charge related to such action, which was recorded in SG&A on the accompanying Consolidated Statement of Income (see Note 11 – Fair Value Measurements).

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 6:	GOODWILL AND INTANGIBLES, NET

The following tables disclose the carrying value of all intangible assets:

In thousands	Weighted Average Amortization Period	December 31, 2016	January 2, 2016
Amortized intangible assets:
Gross carrying amount:
Owned trademarks	5 years	$1,670	$467
Customer relationships	13 years	7,190	7,168
Merchandising rights	4 years	16,236	16,132
Reacquired rights	3 years	14,675	14,371
Other	4 years	2,322	2,322
Subtotal		42,093	40,460
Accumulated amortization:
Owned trademarks		(667)	(467)
Customer relationships		(5,824)	(5,297)
Merchandising rights		(6,802)	(6,629)
Reacquired rights		(14,675)	(14,371)
Other		(2,322)	(2,308)
Subtotal		(30,290)	(29,072)
Net:
Owned trademarks		1,003	—
Customer relationships		1,366	1,871
Merchandising rights		9,434	9,503
Reacquired rights		—	—
Other		—	14
Total amortized intangible assets, net		11,803	11,388

Unamortized intangible assets:
Owned trademarks		74,900	74,900
Total intangible assets		$86,703	$86,288
Goodwill		$50,045	$48,730

Amortization expense of intangible assets was $4.5 million, $8.0 million and $8.2 million for the years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively.

The estimated amortization expense of intangible assets for the next five years is as follows:

Fiscal Year	Amortization Expense (In millions)

2017	$4.4
2018	3.7
2019	2.5
2020	1.0
2021	0.2

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The changes in carrying amount of goodwill for the years ended December 31, 2016 and January 2, 2016 were as follows:

In thousands	KATE SPADE International	Adelington Design Group	Total
Balance as of January 3, 2015	$63,483	$1,315	$64,798
Reclassification of goodwill to investment in unconsolidated subsidiaries (a)	(16,009)	—	(16,009)
Translation adjustment	138	(197)	(59)
Balance as of January 2, 2016	47,612	1,118	48,730
Translation adjustment	1,280	35	1,315
Balance as of December 31, 2016	$48,892	$1,153	$50,045

(a)
Represents the reclassification of the goodwill related to the KATE SPADE businesses in Hong Kong, Macau and Taiwan to Investment in unconsolidated subsidiaries in the first quarter of 2015 upon closing of the joint venture with Walton Brown (see Note 2 – Acquisition).

NOTE 7:	ACCRUED EXPENSES

Accrued expenses consisted of the following:

In thousands	December 31, 2016	January 2, 2016
Lease obligations	$31,493	$28,544
Payroll, bonuses and other employment related obligations	16,563	28,194
Taxes, other than taxes on income	12,373	11,084
Deferred income	11,863	10,798
Advertising	10,696	11,841
Employee benefits	4,841	7,231
Interest	3,867	4,082
Insurance related	2,622	4,384
Streamlining initiatives	2,389	10,430
Other	28,727	35,092
Total	$125,434	$151,680

NOTE 8:	INCOME TAXES

Income (loss) before provision (benefit) for income taxes consisted of the following:

	Fiscal Years Ended
In thousands	December 31, 2016	January 2, 2016	January 3, 2015
United States	$132,782	$43,198	$(6,165)
International	22,847	(16,962)	(1,488)
Total	$155,629	$26,236	$(7,653)

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The provision (benefit) for income taxes was as follows:

	Fiscal Years Ended
In thousands	December 31, 2016	January 2, 2016	January 3, 2015
Current:
Federal	$2,799	$89	$(77,366)
Foreign	1,690	3,686	809
State and local	692	279	(7,472)
Total Current (a)	5,181	4,054	(84,029)

Deferred:
Federal	(830)	1,544	1,883
Foreign	(331)	(1,641)	(2,722)
State and local	51	571	489
Total Deferred	(1,110)	474	(350)
	$4,071	$4,528	$(84,379)

(a)	Includes a net $87.4 million reduction in the reserve for uncertain tax positions, resulting from the expiration of the related statutes of limitations in the year ended January 3, 2015.

The Company files a consolidated federal income tax return. Deferred income tax assets and liabilities represent the tax effects of revenues, costs and expenses, which are recognized for tax purposes in different periods from those used for financial statement purposes.

The effective income tax rate differed from the statutory federal income tax rate as follows:

	Fiscal Years Ended
	December 31, 2016	January 2, 2016	January 3, 2015
Federal tax at statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit	0.7	1.1	97.6
Officer and share-based compensation	—	(5.8)	226.4
Change in valuation allowance	(28.7)	(72.5)	(185.7)
Unrecognized tax benefits	(0.2)	0.1	1,010.9
Rate differential on foreign income	(4.2)	30.4	(46.8)
Gain on disposition of subsidiary	—	18.0	—
Indefinite-lived intangibles	(0.5)	8.3	(31.0)
Other, net	0.5	2.7	(3.9)
	2.6%	17.3%	1,102.5%

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The components of net deferred taxes arising from temporary differences were as follows:

In thousands	December 31, 2016	January 2, 2016
Deferred tax assets:
Inventory valuation	$5,416	$10,762
Nondeductible accruals	9,743	9,975
Share-based compensation	25,579	20,824
Net operating loss carryforward	229,297	280,280
Goodwill	4,983	5,682
Capital loss carryforward	82,880	83,099
Unrealized gains	16,150	17,532
Other	15,797	13,114
Total deferred tax assets	389,845	441,268

Deferred tax liabilities:
Trademarks and other intangibles	(17,499)	(18,395)
Property and equipment	(14,289)	(4,711)
Other	(726)	(8,205)
Total deferred tax liabilities	(32,514)	(31,311)
Less: Valuation allowance	(372,521)	(425,761)
Net deferred tax liability	$(15,190)	$(15,804)

The table of deferred tax assets and liabilities shown above does not include certain deferred tax assets as of December 31, 2016, and January 2, 2016, that arose from tax deductions related to share-based compensation that are greater than the compensation expense recognized for financial reporting. The deferred tax adjustment of that difference was $44.3 million at December 31, 2016 and January 2, 2016.

As of December 31, 2016, the Company and its domestic subsidiaries had net operating loss of $584.9 million (federal tax effected amount of $204.7 million) for federal income tax purposes that may be used to reduce future federal taxable income. As of December 31, 2016, the cumulative amount of tax deductions related to share-based compensation and the corresponding compensation expense adjustment for financial reporting was $113.8 million (federal tax effected amount of $39.8 million). The net operating loss for federal income tax purposes will begin to expire in 2030.

As of December 31, 2016, the Company and certain of its domestic subsidiaries recorded a $52.8 million deferred tax asset related to net operating loss carryforwards for state income tax purposes that may be used to reduce future state taxable income. The net operating loss carryforwards for state income tax purposes begin to expire in 2017.

As of December 31, 2016, certain of the Company’s foreign subsidiaries recorded a $16.0 million deferred tax asset related to net operating loss carryforwards for foreign income tax purposes that may be used to reduce future foreign taxable income. The net operating loss carryforwards for foreign income tax purposes begin to expire in 2017.

As of December 31, 2016, the Company had total deferred tax assets related to net operating loss carryforwards of $229.3 million, of which $164.9 million, $48.4 million and $16.0 million were attributable to federal, domestic state and local, and foreign subsidiaries, respectively.

The Company continues to assess whether any significant changes in circumstances or assumptions have occurred that could materially affect the Company’s ability to realize deferred tax assets. The Company expects to release the valuation allowance when it has sufficient positive evidence, including but not limited to, the magnitude and duration of the Company’s historical losses as compared to recent profits within taxing jurisdictions to overcome such negative evidence. Until then, the Company continues to maintain a valuation allowance against its net deferred tax assets, exclusive of its deferred tax liability for indefinite lived intangibles. As of December 31, 2016, the Company and its subsidiaries recorded valuation allowances in the amount of $372.5 million against its net operating loss and other deferred tax assets due to its history of pretax losses and inability to carry back tax losses or credits for refunds. This represents a total decrease in the valuation allowance of $53.2 million compared to the balance at January 2, 2016, driven by the utilization of net deferred tax assets in 2016, primarily associated with net operating losses.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The Company considers the earnings of non-US subsidiaries to be indefinitely invested outside the US on the basis that future domestic cash generation and available borrowing capacity under the ABL Facility, as well as the repayment of intercompany liabilities from the Company’s non-US subsidiaries, will be sufficient to meet future domestic cash needs. Additionally, it is the Company’s intention to permanently reinvest cumulative unremitted foreign earnings outside the US to fund international growth. The Company has not recorded a deferred tax liability related to these unremitted foreign earnings as it is not practicable to estimate the amount of unrecognized deferred tax liabilities. Should the Company decide to repatriate any unremitted foreign earnings, the Company would have to adjust the income tax provision in the period the Company determined that such earnings will no longer be indefinitely invested outside the US.

The Company did not provide deferred taxes on the outside basis difference in its former investment in Lucky Brand. The Company’s outside basis difference would result in the recording of a deferred tax asset with an offsetting valuation allowance. Due to the terms of the stock purchase agreement for the purchase of Lucky Brand shares, the buyer caused the Company to treat the transaction as a deemed sale of assets, and as a result, the deferred tax asset would not be recognizable.

Changes in the amounts of unrecognized tax benefits are summarized as follows:

	Fiscal Years Ended
In thousands	December 31, 2016	January 2, 2016	January 3, 2015
Balance as of beginning of period	$9,056	$9,224	$84,108
Increases from prior period positions	62	1,305	32
Decreases from prior period positions	(15)	(823)	—
Increases from current period positions	1,684	243	—
Reduction due to the lapse of the applicable statute of limitations	(870)	(893)	(74,916)
Balance as of end of period (a)	$9,917	$9,056	$9,224

(a)
As of December 31, 2016 and January 2, 2016, liabilities associated with the amounts are included within Income taxes payable and Other non‑current liabilities on the accompanying Consolidated Balance Sheets.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of the provision for income taxes. For the year ended December 31, 2016, the Company increased its accruals for interest by $0.2 million and decreased its accrual for penalties by $0.3 million. For the year ended January 2, 2016, the Company increased its accruals for interest and penalties by $0.7 million and $0.2 million, respectively. For the year ended January 3, 2015, the Company decreased its accruals for interest and penalties by $10.6 million and $1.6 million, respectively. At December 31, 2016 and January 2, 2016, the accrual for interest was $2.5 million and the accrual for penalties was $0.8 million and $1.3 million, respectively.

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $9.9 million. The Company expects to reduce the liability for unrecognized tax benefits by an amount between $0.5 million and $5.7 million within the next 12 months due to either settlement or the expiration of the statute of limitations.

The Company files tax returns in the US Federal jurisdiction and various state and foreign jurisdictions. A number of years may elapse before an uncertain tax position, for which the Company has unrecognized tax benefits, is audited and finally resolved. While it is difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, the Company believes that the unrecognized tax benefits reflect the most likely outcome. These unrecognized tax benefits, as well as the related interest, are adjusted in light of changing facts and circumstances. Favorable resolution would be recognized as a reduction to the effective tax rate in the period of resolution.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The number of years with open tax audits varies depending upon the tax jurisdiction. The major tax jurisdictions include the US, Japan, United Kingdom and Canada. The Company is generally no longer subject to US Federal examination by the Internal Revenue Service (“IRS”) for the years before 2013 and, with few exceptions, this applies to tax examinations by state authorities for the years before 2010. The Company filed amended US Federal tax returns for 2005, 2006 and 2007 to convert expiring foreign tax credits into foreign tax deductions. The result of the amended returns increased the Company’s US Federal net operating loss carryforwards by $47.0 million. As a result, the IRS has the ability to reopen its past examinations of those years. In addition, the IRS and other taxing authorities can also subject the Company’s net operating loss carryforwards to further review when such net operating loss carryforwards are utilized.

NOTE 9:	COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office, showroom, warehouse/distribution, retail space and computers and other equipment under various non‑cancelable operating lease agreements, which extend through 2028. Rental expense for 2016, 2015 and 2014 was $98.8 million, $89.9 million and $87.0 million, respectively, including certain costs such as real estate taxes and common area maintenance.

At December 31, 2016, minimum aggregate rental commitments under non‑cancelable operating and capital leases were as follows:

Fiscal Year	2017	2018	2019	2020	2021	Thereafter	Total
In millions
Operating leases	$67.8	$65.1	$59.7	$58.7	$55.1	$143.8	$450.2
Capital leases	2.1	2.2	2.2	2.3	2.4	8.4	19.6

Certain rental commitments have renewal options extending through the fiscal year 2028. Some of these renewals are subject to adjustments in future periods. Many of the leases call for additional charges, some of which are based upon various escalations, and, in the case of retail leases, the sales of the individual stores above base levels. Future rental commitments for leases have not been reduced by minimum non‑cancelable sublease rentals aggregating $27.2 million.

During the second quarter of 2013, the Company entered into a sale‑leaseback agreement for its North Bergen, NJ office with a 12-year term and two five-year renewal options. This leaseback was classified as a capital lease and recorded at fair value.

In connection with the disposition of the Lucky Brand business, LIZ CLAIBORNE Canada retail stores, the LIZ CLAIBORNE branded outlet stores in the US and Puerto Rico and certain Mexx Canada retail stores, an aggregate of 277 store leases were assigned to third parties, for which the Company or certain subsidiaries of the Company may remain secondarily liable for the remaining obligations on 91 such leases. As of December 31, 2016, the future aggregate payments under these leases amounted to $66.5 million and extended to various dates through 2025.

Buying/Sourcing

Pursuant to a buying/sourcing agency agreement, Li & Fung Limited (“Li & Fung”) acts as a global buying/sourcing agent. On March 24, 2015, the Company modified this arrangement in order to, among other things, transition the buying/sourcing activities for the Company’s accessories products to an in-house model, beginning with the Spring 2016 collection. The modification included a reduction of the annual minimum value of inventory purchases and a change in the commission rates for certain products. The Company pays Li & Fung an agency commission based on the cost of product purchases through Li & Fung. The Company is obligated to use Li & Fung as the primary buying/sourcing agent for ready-to-wear apparel products and the Company may use Li & Fung as a buying/sourcing agent with respect to accessories products, with all such product purchases applying toward a minimum volume commitment of inventory purchases each year through the expiration of the term of the agreement on March 31, 2018. The Company’s agreement with Li & Fung is not exclusive.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Other

No single customer accounted for 10.0% of net sales in 2016. As of December 31, 2016, three customers accounted for greater than 10.0% of total accounts receivable, with an aggregate total of 47.5%.

At December 31, 2016, the Company had short-term commitments for the purchase of raw materials and for the production of finished goods totaling $143.7 million.

The Company is a party to several pending legal proceedings and claims. Although the outcome of any such actions cannot be determined with certainty, management is of the opinion that the final outcome of any of these actions should not have a material adverse effect on the Company’s financial position, results of operations, liquidity or cash flows.

NOTE 10:	DEBT AND LINES OF CREDIT

Long‑term debt consisted of the following:

In thousands	December 31, 2016	January 2, 2016
Term Loan credit facility, due April 2021 (a)	$385,794	$388,667
ABL Facility	—	—
Capital lease obligations	7,612	8,126
Total debt	393,406	396,793
Less: Short-term borrowings (b)	3,664	3,625
Long-term debt	$389,742	$393,168

(a)	The balance as of December 31, 2016 and January 2, 2016 included aggregate unamortized debt discount and deferred financing fees of $5.2 million and $6.3 million, respectively.

(b)	At December 31, 2016 and January 2, 2016, the balance consisted of Term Loan amortization payments and obligations under capital leases.

Senior Notes

On April 14, 2014, the Company redeemed $37.2 million aggregate principal amount of its former 10.5% Senior Secured Notes due April 2019 (the “Senior Notes”) at a price equal to 103.0% of their aggregate principal amount, plus accrued interest using cash on hand. On May 12, 2014, the Company redeemed the remaining $334.8 million aggregate principal amount of the Senior Notes at a price equal to 105.25% of their aggregate principal amount, plus accrued interest, with the proceeds from the issuance of the Term Loan in an aggregate principal amount of $400.0 million. The Company recognized a $16.9 million loss on extinguishment of debt related to these transactions in the second quarter of 2014.

Term Loan

On April 10, 2014, the Company entered into a term loan credit agreement (the “Term Loan Credit Agreement”), which provides for the Term Loan in an aggregate principal amount of $400.0 million, maturing in April 2021. The Term Loan is subject to amortization payments of $1.0 million per quarter, which commenced on October 1, 2014, with the balance due at maturity. Interest on the outstanding principal amount of the Term Loan accrues at a rate equal to LIBOR (with a floor of 1.0%) plus 3.0% per annum, payable in cash. The Term Loan was funded on May 12, 2014, and the Company used $354.8 million of the net proceeds of $392.0 million from the Term Loan to redeem the Company’s remaining outstanding Senior Notes on May 12, 2014, as discussed above. The Term Loan and other obligations under the Term Loan Credit Agreement are guaranteed by all of the Company’s existing material domestic restricted subsidiaries.

The Term Loan Credit Agreement provides for incremental future term loans and other pari passu lien indebtedness, subject to an overall limit of $100.0 million plus such additional amount that would cause the Company’s consolidated net total secured debt ratio not to exceed 3.75 to 1.0 on a pro forma basis.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The Term Loan is secured (i) on a first-priority basis by a lien on the Company’s KATE SPADE trademarks and certain related rights (the “Term Priority Collateral”) owned by the Company and certain of the Company’s restricted subsidiaries (the “Guarantors”) and (ii) by a second-priority security interest in the Company’s and the Guarantors’ other assets (the “ABL Priority Collateral” and together with the Term Priority Collateral, the “Collateral”), which secure the Company’s amended and restated revolving credit facility (as amended to date, the “ABL Facility”) on a first-priority basis.

The Term Loan is subject to prepayment from the Company’s Excess Cash Flow (subject to reduction based on the Company’s net debt ratio).

The Term Loan Credit Agreement limits the Company’s and restricted subsidiaries’ ability to, among other things, incur indebtedness, make dividend payments or other restricted payments, create liens, sell assets (including securities of the Company’s restricted subsidiaries), permit certain restrictions on dividends and transfers of assets by the Company’s restricted subsidiaries, enter into certain types of transactions with shareholders and affiliates and enter into mergers, consolidations or sales of all or substantially all of the Company’s assets, in each case subject to certain designated exceptions and qualifications. The Term Loan Credit Agreement also contains certain affirmative covenants and events of default that are customary for credit agreements governing term loans.

ABL Facility

The Company’s ABL Facility was entered into on May 16, 2014 and matures in May 2019. Availability under the ABL Facility is an amount equal to the lesser of $200.0 million and a borrowing base that is computed monthly and comprised of the Company’s eligible cash, accounts receivable and inventory. The ABL Facility also includes a swingline subfacility of $30.0 million, a multicurrency subfacility of $35.0 million and the option to expand the facility by up to $100.0 million under certain specified conditions. A portion of the ABL Facility up to $125.0 million is available for the issuance of letters of credit, and standby letters of credit may not exceed $40.0 million in the aggregate. The ABL Facility allows two borrowing options: one borrowing option with interest rates based on euro currency rates and a second borrowing option with interest rates based on the alternate base rate, as defined in the ABL Facility, with a spread based on the aggregate availability under the ABL Facility.

The ABL Facility is guaranteed by substantially all of the Company’s current domestic subsidiaries and certain of the Company’s foreign subsidiaries. The ABL Facility is secured by a first-priority lien on the ABL Priority Collateral and a second-priority lien on the Term Priority Collateral.

The ABL Facility limits the Company’s, and its restricted subsidiaries’ ability to, among other things, incur additional indebtedness, create liens, undergo certain fundamental changes, make investments, sell certain assets, enter into hedging transactions, make restricted payments and pay certain indebtedness, enter into transactions with affiliates, permit certain restrictions on dividends and transfers of assets by the Company’s restricted subsidiaries and enter into sale and leaseback transactions. These covenants are subject to important exceptions and qualifications, and many of the covenants are subject to an exception based on meeting the fixed charge coverage ratio and/or certain minimum availability tests. The ABL Facility also contains representations and warranties (some of which are brought down to the time of each borrowing made), affirmative covenants and events of default that are customary for asset-based revolving credit agreements.

The agreement governing the ABL Facility requires the Company to maintain pro forma compliance with a fixed charge coverage ratio of 1.0:1.0 on a trailing four-quarter basis if availability under the ABL Facility for three consecutive business days falls below the greater of $15.0 million and 10.0% of the lesser of the aggregate commitments and the borrowing base. The agreement governing the ABL Facility also requires the Company to apply substantially all cash collections to reduce outstanding borrowings under the ABL Facility if availability under the ABL Facility for three consecutive business days falls below the greater of $20.0 million and 12.5% of the lesser of the aggregate commitments and the borrowing base.

The funds available under the ABL Facility may be used for working capital and for general corporate purposes. The Company currently believes that the financial institutions under the ABL Facility are able to fulfill their commitments, although such ability to fulfill commitments will depend on the financial condition of the Company’s lenders at the time of borrowing.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of December 31, 2016, availability under the Company’s ABL Facility was as follows:

In thousands	Total Facility(a)	Borrowing Base(a)	Outstanding Borrowings	Letters of Credit Issued	Available Capacity	Excess Capacity(b)
ABL Facility (a)	$200,000	$268,527	$—	$8,447	$191,553	$171,553

(a)	Availability under the ABL Facility is the lesser of $200.0 million or a borrowing base that is computed monthly and comprised of the Company’s eligible cash, accounts receivable and inventory.

(b)	Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability under the ABL Facility of $20.0 million.

Capital Lease Obligations

In the second quarter of 2013, the Company entered into a sale-leaseback agreement for its office building in North Bergen, NJ, which included a sale price of $8.7 million and total lease payments of $26.9 million over a 12-year lease term. The Company’s capital lease obligations of $7.6 million and $8.1 million as of December 31, 2016 and January 2, 2016, respectively, included $0.6 million and $0.5 million within Short-term borrowings as of December 31, 2016 and January 2, 2016, respectively, on the accompanying Consolidated Balance Sheets.

NOTE 11:	FAIR VALUE MEASUREMENTS

As discussed in Note 1 — Basis of Presentation and Significant Accounting Policies, the Company utilizes a three level hierarchy that defines the assumptions used to measure certain assets and liabilities at fair value.

The following table presents the financial assets and liabilities the Company measures at fair value on a recurring basis, based on such fair value hierarchy:

	Level 2
In thousands	December 31, 2016	January 2, 2016
Financial Assets:
Derivatives	$2,399	$1,017
Financial Liabilities:
Derivatives	$(413)	$(354)

The fair values of the Company’s Level 2 derivative instruments were primarily based on observable forward exchange rates. Unobservable quantitative inputs used in the valuation of the Company’s derivative instruments included volatilities, discount rates and estimated credit losses.

The following table presents the non‑financial assets the Company measured at fair value on a non‑recurring basis in 2016, based on such fair value hierarchy:

	Net Carrying Value as of	Fair Value Measured and Recorded at Reporting Date Using:			Total Losses - Year Ended
In thousands	December 31, 2016	Level 1	Level 2	Level 3	December 31, 2016
Property and equipment	$2,022	$—	$—	$2,022	$7,567

As a result of the Company’s decision to close certain kate spade new york retail locations as well as a decline in the respective future anticipated cash flows of certain kate spade new york retail locations, the Company determined that a portion of the carrying values of such assets exceeded their fair values, resulting in impairment charges, which were recorded in SG&A on the accompanying Consolidated Statement of Income.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The following table presents the non-financial assets the Company measured at fair value on a non-recurring basis in 2015, based on such fair value hierarchy:

	Net Carrying Value as of	Fair Value Measured and Recorded at Reporting Date Using:			Total Losses — Year Ended
In thousands	January 2, 2016	Level 1	Level 2	Level 3	January 2, 2016
Property and equipment	$2,292	$—	$—	$2,292	$8,596

As a result of a decline in the respective future anticipated cash flows of certain kate spade new york retail locations, as well as the Company’s decisions to: (i) no longer directly operate its Company-owned stores in Brazil (see Note 13 – Streamlining Initiatives); (ii) close all KATE SPADE SATURDAY retail operations and JACK SPADE retail stores (see Note 3 – Discontinued Operations and Disposals and Note 13 – Streamlining Initiatives); and (iii) consolidate office space at the Company’s North Bergen, NJ office (see Note 13 – Streamlining Initiatives), the Company determined that a portion of the carrying values of such assets exceeded their fair values, resulting in impairment charges, which were recorded in SG&A on the accompanying Consolidated Statement of Income.

The following table presents the non-financial assets the Company measured at fair value on a non-recurring basis in 2014, based on such fair value hierarchy:

	Net Carrying Value as of	Fair Value Measured and Recorded at Reporting Date Using:			Total Losses — Year Ended
In thousands	January 3, 2015	Level 1	Level 2	Level 3	January 3, 2015
Property and equipment	$4,127	$—	$—	$4,127	$10,358
Intangibles, net	—	—	—	—	1,533

As a result of the Company’s decision to close all KATE SPADE SATURDAY retail operations and JACK SPADE retail stores in the first half of 2015 (see Note 3 – Discontinued Operations and Disposals and Note 13 – Streamlining Initiatives), as well as a result of a decline in the respective future anticipated cash flows of certain retail locations of kate spade new york, KATE SPADE SATURDAY AND JACK SPADE, the Company determined that a portion of the carrying values of the assets exceeded their fair values, resulting in impairment charges, which were recorded in SG&A on the accompanying Consolidated Statement of Income.

In the fourth quarter of 2014, the Company recorded a non-cash impairment charge of $1.5 million to reduce the carrying balance of the TRIFARI trademark to zero, due to the expected exit of that brand.

The fair values of the Company’s Level 3 Property and equipment and Intangible assets are based on either a market approach or an income approach using the Company’s forecasted cash flows over the estimated useful lives of such assets, as appropriate.

The fair values and carrying values of the Company’s debt instruments are detailed as follows:

	December 31, 2016		January 2, 2016
In thousands	Fair Value	Carrying Value	Fair Value	Carrying Value

Term Loan credit facility, due April 2021 (a)	$393,405	$385,794	$381,333	$388,667
ABL Facility (b)	—	—	—	—

(a)	Carrying values include unamortized debt discount and deferred financing fees.

(b)	Borrowings under the revolving credit facility bear interest based on market rate; accordingly, its fair value approximates its carrying value.

The fair values of the Company’s debt instruments were estimated using market observable inputs, including quoted prices in active markets, market indices and interest rate measurements. Within the hierarchy of fair value measurements, these are Level 2 fair values. The fair values of cash and cash equivalents, receivables and accounts payable approximate their carrying values due to the short-term nature of these instruments.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 12:	DERIVATIVE INSTRUMENTS

In order to reduce exposures related to changes in foreign currency exchange rates, the Company uses forward contracts and options and may utilize foreign currency collars and swap contracts for purposes of hedging the specific exposure to variability in forecasted cash flows associated primarily with inventory purchases by its businesses in Japan and Canada. As of December 31, 2016, the Company had forward contracts to sell 3.0 billion yen for $27.9 million maturing through March 2018 and 18.6 million Canadian dollars for $14.0 million maturing through March 2018.

The Company uses foreign currency forward contracts outside the cash flow hedging program to manage currency risk associated with intercompany loans. As of December 31, 2016, the Company had forward contracts to sell 5.1 billion yen for $43.4 million maturing through March 2017, 6.1 million British pounds for $7.5 million maturing through March 2017, and 5.4 million Canadian dollars for $4.0 million maturing through March 2017. Transaction (losses) gains of $(0.8) million and $4.5 million related to these derivative instruments for December 31, 2016 and January 3, 2015, respectively, were reflected within Other expense, net on the accompanying Consolidated Statements of Income. Transaction gains (losses) for the year ended January 2, 2016 were not significant.

The following table summarizes the fair value and presentation in the Consolidated Financial Statements for derivatives designated as hedging instruments:

	Foreign Currency Contracts Designated as Hedging Instruments
	Asset Derivatives			Liability Derivatives
Period	Balance Sheet Location	Notional Amount	Fair Value	Balance Sheet Location	Notional Amount	Fair Value
In thousands
December 31, 2016	Other current assets	$40,300	$2,388	Accrued expenses	$1,600	$5
January 2, 2016	Other current assets	26,612	1,017	Accrued expenses	—	—

The following table summarizes the fair value and presentation in the Consolidated Financial Statements for derivatives not designated as hedging instruments:

	Foreign Currency Contracts Not Designated as Hedging Instruments
	Asset Derivatives			Liability Derivatives
Period	Balance Sheet Location	Notional Amount	Fair Value	Balance Sheet Location	Notional Amount	Fair Value
In thousands
December 31, 2016	Other current assets	$11,500	$11	Accrued expenses	$43,439	$408
January 2, 2016	Other current assets	—	—	Accrued expenses	42,156	354

The following table summarizes the effect of foreign currency exchange contracts on the Consolidated Financial Statements:

In thousands	Amount of Gain or (Loss) Recognized in Accumulated OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Operations (Effective and Ineffective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Operations (Effective Portion)	Amount of Gain or (Loss) Recognized in Operations on Derivative (Ineffective Portion)
Fiscal year ended December 31, 2016	$596	Cost of goods sold	$(898)	$—
Fiscal year ended January 2, 2016	(1,409)	Cost of goods sold	1,848	—
Fiscal year ended January 3, 2015	2,854	Cost of goods sold	1,161	—

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 13:	STREAMLINING INITIATIVES

2015 Actions

In the second quarter of 2015, the Company announced that it signed a distribution agreement for its operations in Latin America, including in Brazil. As part of these actions, the Company completed the closure of its Company-operated stores during the third quarter of 2015 and no longer operates directly in Brazil. The Company recorded charges related to contract terminations, severance, non-cash asset impairment charges and other costs related to these actions. This initiative did not represent a strategic shift and therefore was not presented as discontinued operations.

On January 29, 2015, the Company announced that it is focusing its business on kate spade new york. As part of this business model, the Company discontinued KATE SPADE SATURDAY as a standalone business. The Company also announced a new business model for JACK SPADE to leverage the distribution network of its retail partners and expand its e-commerce platform. As part of these actions, the Company completed the closure of JACK SPADE’s Company-owned stores, as well as the KATE SPADE SATURDAY Company-owned and three partnered store locations. These actions resulted in restructuring charges related to contract assignment and termination costs, severance and non-cash asset impairment charges and were substantially completed in the second quarter of 2015.

2014 Actions

Based on a probability weighted approach, the Company recorded non-cash asset impairment charges in 2014 related to the then-likely closure of the KATE SPADE SATURDAY operations and JACK SPADE Company-owned stores, as discussed above.

In connection with the sale of the Juicy Couture intellectual property and former Lucky Brand business, the Board of Directors of the Company approved various changes to its senior management, which resulted in charges related to severance in the first quarter of 2014. As discussed in Note 14 – Share-Based Compensation, the Company’s Compensation Committee approved the continued vesting of unvested options and restricted stock awards without any required service period or the accelerated vesting of such awards for former employees, including former executive officers. In addition, as a result of the closure of the Company’s former New York office as well as reduction of office space in the Company’s office in North Bergen, NJ, the Company recorded charges related to asset impairment, contract terminations and other charges in 2014 and 2015.

The Company expects to pay approximately $0.4 million of accrued streamlining costs during 2017. The Company does not expect any significant restructuring charges. In addition, the Company expects to pay $2.0 million of accrued streamlining costs related to discontinued operations in 2017. For the fiscal year ended December 31, 2016, there were no charges incurred associated with the Company’s streamlining initiatives.

A summary rollforward and components of the Company’s streamlining initiatives were as follows:

In thousands	Payroll and Related Costs	Contract Termination Costs	Asset Write-Downs	Other Costs	Total
Balance at December 28, 2013	$3,036	$2,151	$—	$11,707	$16,894
2014 provision (a)	33,729	1,540	6,367	316	41,952
2014 asset write-downs	—	—	(6,367)	—	(6,367)
Translation difference	—	—	—	(3)	(3)
2014 spending (a)	(34,685)	(2,704)	—	(5,190)	(42,579)
Balance at January 3, 2015	2,080	987	—	6,830	9,897
2015 provision (a)	12,480	11,271	8,333	3,311	35,395
2015 asset write-downs	—	—	(8,333)	—	(8,333)
Translation difference	(1)	—	—	29	28
2015 spending (a)	(12,221)	(7,465)	—	(6,792)	(26,478)
Balance at January 2, 2016	2,338	4,793	—	3,378	10,509
2016 spending	(2,287)	(1,985)	—	(3,294)	(7,566)
Balance at December 31, 2016	$51	$2,808	$—	$84	$2,943

(a)	Payroll and related costs provision and spending include $0.3 million and $17.3 million in 2015 and 2014, respectively, of non-cash share-based compensation expense.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Expenses associated with the Company’s streamlining actions were primarily recorded in SG&A in the Consolidated Statements of Income and impacted reportable segments and Corporate as follows:

	Fiscal Years Ended
In thousands	January 2, 2016	January 3, 2015
KATE SPADE North America	$19,056	$7,319
KATE SPADE International	8,916	1,567
Adelington Design Group	1,832	982
Other (a)	5,591	32,084
Total	$35,395	$41,952

(a)
Other consists of unallocated corporate restructuring costs and Juicy Couture and Lucky Brand restructuring charges principally related to distribution functions that are not directly attributable to Juicy Couture or Lucky Brand and therefore have not been included in discontinued operations.

NOTE 14:	SHARE‑BASED COMPENSATION

The Company issues stock options, restricted shares, restricted share units and shares with performance features to employees under share‑based compensation plans, which are described herein.

Compensation expense for stock options and restricted stock awards is measured at fair value on the date of grant based on the number of shares granted. Beginning in 2015, the fair value of stock options is estimated based on the Trinomial lattice pricing model; the fair value of restricted shares is based on the quoted market price on the date of the grant. Stock option expense is recognized using the straight-line attribution basis over the entire vesting period of the award. Restricted share, restricted share unit and performance share expense is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. Expense is recognized net of estimated forfeitures.

Compensation expense for restricted shares, including shares with performance features, is measured at fair value on the date of grant based on the number of shares granted and the quoted market price of the Company’s common stock. Such value is recognized as expense over the vesting period of the award, net of estimated forfeitures.

Compensation expense for restricted share units with performance features and a market condition is measured at fair value, subject to the market condition on the date of grant and based on the number of shares expected to vest subject to the performance condition. Such value is recognized as expense over the vesting period of the award, net of estimated forfeitures.

During 2014, the Company’s Compensation Committee approved the continued vesting of unvested options and restricted stock awards without any required service period or the accelerated vesting of such awards for former employees, including former executive officers, upon their separation from the Company. Compensation expense related to the Company’s share-based payment awards totaled $27.1 million, $25.6 million and $37.3 million for the years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively. Compensation expense included $0.3 million and $17.3 million for the years ended January 2, 2016 and January 3, 2015, respectively, that was classified as restructuring.

Stock Plans

In March 1992, March 2000, March 2002, March 2005, May 2011 and May 2013 the Company adopted the “1992 Plan,” the “2000 Plan,” the “2002 Plan,” the “2005 Plan,” the “2011 Plan” and the “2013 Plan” respectively, under which options (both nonqualified options and incentive stock options) to acquire shares of common stock may be granted to officers, other key employees, consultants and outside directors, in each case as selected by the Company’s Compensation Committee (the “Committee”). Payment by option holders upon exercise of an option may be made in cash or, with the consent of the Committee, by delivering previously acquired shares of Company common stock or any other method approved by the Committee. If previously acquired shares are tendered as payment, the shares are subject to a six-month holding period, as well as specific authorization by the Committee. To date, this type of exercise has not been approved or transacted. The Committee has the authority under all of the plans to allow for a cashless exercise option, commonly referred to as a “broker‑assisted exercise.” Under this method of exercise, participating employees must make a valid exercise of their stock options through a designated broker. Based on the exercise and information provided by the Company, the broker sells the shares on the open market. The employees receive cash upon settlement, some of which is used to pay the purchase price. Although there are none currently outstanding, stock appreciation rights may be granted in connection with all or any part of any option granted under the plans and may also be granted without a grant of a stock option. Vesting schedules will be accelerated upon a change of control of the Company. Options and stock appreciation rights generally may not be transferred during the lifetime of a holder.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Awards under the 2002 and 2005 Plans may also be made in the form of dividend equivalent rights, restricted stock, unrestricted stock performance shares and restricted stock units. Exercise prices for awards under the 2000, 2002, 2005, 2011 and 2013 Plans are determined by the Committee; to date, all stock options have been granted at an exercise price not less than the closing market value of the underlying shares on the date of grant.

Awards granted under plans no longer in use by the Company, including the 2005, 2002, 2000 and 1992 Plans, remain in effect in accordance with their terms. The 2011 Plan provides for the issuance of up to 3.0 million shares of common stock, of which no more than 1.5 million shares may be awarded pursuant to grants of restricted stock, restricted stock units, unrestricted stock and performance shares. The 2011 Plan expires in 2021. The 2013 Plan provides for the issuance of up to 9.5 million shares of common stock. The 2013 Plan expires in 2023. As of December 31, 2016, 5.9 million shares were available for future grant under the 2011 and 2013 Plans.

The Company delivers treasury shares upon the exercise of stock options and vesting of restricted shares. The difference between the cost of the treasury shares and the exercise price of the options has been reflected on a first‑in, first‑out basis.

Stock Options

The Company grants stock options to certain domestic and international employees. These options are subject to transfer restrictions and risk of forfeiture until earned by continuing employment. Stock options are issued at the current market price and have a three-year vesting period and a contractual term of 7 years.

Beginning in 2015, the Company utilizes the Trinomial lattice pricing model to estimate the fair value of options granted. The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates and to allow for actual exercise behavior of option holders.

Valuation Assumptions:	Fiscal Year Ended January 2, 2016
Weighted-average fair value of options granted	$15.92
Expected volatility	76.5%
Weighted-average volatility	58.7%
Expected term (in years)	4.2
Dividend yield	—
Risk-free rate	1.9%
Expected annual forfeiture	15.3%

Expected volatilities are based on a term structure of implied volatility, which assumes changes in volatility over the life of an option.

The Company utilizes historical optionee behavioral data to estimate the option exercise and termination rates that are used in the valuation model. The expected term represents an estimate of the period of time options are expected to remain outstanding. The expected term provided in the above table represents an option weighted‑average expected term based on the estimated behavior of distinct groups of employees who received options in 2015. The range of risk‑free rates is based on a forward curve of interest rates at the time of option grant.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
A summary of award activity under the Company’s stock option plans as of December 31, 2016 and changes therein during the fiscal year then ended are as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding January 2, 2016	905,883	$15.35	3.4	$5,686
Exercised	(174,375)	15.09		1,002
Cancelled/expired	(11,348)	24.97
Outstanding at December 31, 2016	720,160	$15.26	2.5	$5,281

Vested or expected to vest at December 31, 2016	705,665	$14.88	2.4	$5,281

Exercisable at December 31, 2016	594,572	$11.25	1.9	$5,281

The intrinsic value per option exercised was $5.75, $23.98 and $24.62 for the fiscal years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively.

As of December 31, 2016, there were approximately 0.1 million nonvested stock options with a weighted average exercise price of $15.90 and there was $1.2 million of total unrecognized compensation cost related to nonvested stock options granted under the Company’s stock option plans. That expense is expected to be recognized over a weighted average period of 1.2 years. The total fair value of shares vested for the years ended December 31, 2016, January 2, 2016 and January 3, 2015 was $2.3 million, $2.3 million and $3.2 million, respectively.

Restricted Stock

The Company grants restricted shares and restricted share units to certain domestic and international employees. These shares are subject to transfer restrictions and risk of forfeiture until earned by continued employment. These shares generally vest 50% on the second anniversary date from the date of grant and 50% on the third anniversary date from the date of grant.

The Company grants performance shares to certain of its employees, including the Company’s executive officers. Performance shares are earned based on the achievement of certain profit or other targets aligned with the Company’s strategy.

In 2015, the Company granted 105,245 market share units (“MSUs”) to a group of key executives with an aggregate grant date fair value of $4.6 million and which vest 50% on each of the second and third anniversaries of the grant date as part of an annual long-term incentive plan (“LTIP”). The MSUs earned will vary from 30% to 200% of the number of MSUs awarded depending on the actual performance of the Company’s stock price over the vesting periods.

The fair value for the MSUs granted was calculated using the Monte Carlo simulation model. For the year ended January 2, 2016, the following assumptions were used in determining fair value:

Valuation Assumptions:	Fiscal Year Ended January 2, 2016
Weighted-average fair value	$43.35
Expected volatility	43.2%
Dividend yield	—
Risk-free rate	1.1% to 1.7%
Weighted-average expected annual forfeiture	5.0%

In 2016, the Company granted 452,922 performance shares that vest on the third anniversary of the grant date. The number of performance shares earned will vary from zero to 200% of the number of awards granted depending on the Company’s Total Shareholder Return (“TSR”) ranking relative to the TSR’s of the S&P Mid-Cap 400 constituents as well as an earnings-based performance condition. The performance shares have a grant date fair value of $11.8 million that was calculated using a Monte Carlo simulation model.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In 2015, the other portion of the LTIP consisted of an award of 243,419 performance shares that vests on the third anniversary of the grant date. The number of performance shares earned will vary from zero to 200% of the number of awards granted depending on the Company’s TSR relative to the TSR of the S&P Mid-Cap 400 Index as well as an earnings-based performance condition. The performance shares have a grant date fair value of $9.1 million that was calculated using a Monte Carlo simulation model.

For the year ended December 31, 2016 and January 2, 2016, the following assumptions were used in determining fair value:

	Fiscal Years Ended
Valuation Assumptions:	December 31, 2016	January 2, 2016
Weighted-average fair value	$25.99	$37.47
Expected volatility	42.5%	41.6%
Dividend yield	—	—
Risk-free rate	1.0%	1.0%
Weighted-average expected annual forfeiture	3.6%	4.1%

Each of the Company’s non-employee Directors received an annual grant of shares of common stock with a value of $100,000 as part of an annual retainer for serving on the Board of Directors, with the exception of the Chairman of the Board, who received an annual grant of shares of common stock with a value of $150,000. Retainer shares are non-transferable until the first anniversary of the grant, with 25% becoming transferable on each of the first and second anniversary of the grant and 50% becoming transferable on the third anniversary, subject to certain exceptions.

A summary of award activity under the Company’s restricted stock plans as of December 31, 2016 and changes therein during the fiscal year then ended are as follows:

	Shares	Weighted Average Grant Date FairValue
Nonvested stock at January 2, 2016	1,924,250	$44.31
Granted	1,191,113	23.88
Vested (a)	(131,016)	37.74
Cancelled (a)	(104,192)	39.73
Nonvested stock at December 31, 2016 (b)	2,880,155	$36.33

Expected to vest as of December 31, 2016	2,142,227	$38.81

(a)	Includes market share units granted to a group of key executives with the vesting of such units measured by the performance of the Company’s stock price over the vesting period.

(b)
Excludes the potential impact of the performance share multiplier, which will vary from 30% to 200% of the number of MSUs awarded depending on the actual performance of the Company’s stock price over the vesting periods and zero to 200% of the number of LTIP awards granted depending on the Company’s TSR relative to the TSR of the S&P Mid-Cap 400 Index.

The weighted average grant date fair value of restricted shares granted in the years ended December 31, 2016, January 2, 2016 and January 3, 2015 was $23.88, $36.87 and $48.05, respectively.

As of December 31, 2016, there was $22.5 million of total unrecognized compensation cost related to nonvested stock awards granted under the restricted stock plans. That expense is expected to be recognized over a weighted average period of 1.7 years. The total fair value of shares vested during the years ended December 31, 2016, January 2, 2016 and January 3, 2015 was $4.9 million, $2.3 million and $6.9 million, respectively.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 15:	PROFIT‑SHARING RETIREMENT, SAVINGS AND DEFERRED COMPENSATION PLANS

The Company maintains a qualified defined contribution plan for its eligible employees. This plan allows deferred arrangements under section 401(k) of the Internal Revenue Code and provides for employer‑matching contributions. The plan contains provisions for a discretionary profit sharing component, although such a contribution was not made for 2016, 2015 or 2014.

The Company’s aggregate 401(k)/Profit Sharing Plan contribution expense, which is included in SG&A in the accompanying Consolidated Statements of Income, was $2.0 million, $1.9 million and $1.4 million for the fiscal years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively.

The Company has a non‑qualified supplemental retirement plan for certain employees whose benefits under the 401(k)/Profit Sharing Plan are expected to be constrained by the operation of certain Internal Revenue Code limitations. The supplemental plan provides a benefit equal to the difference between the contribution that would be made for an employee under the tax‑qualified plan absent such limitations and the actual contribution under that plan. The supplemental plan also allows certain employees to defer up to 50% of their base salary and up to 100% of their annual bonus. The Company established an irrevocable “rabbi” trust to which the Company makes periodic contributions to provide a source of funds to assist in meeting its obligations under the supplemental plan. The principal of the trust, and earnings thereon, are to be used exclusively for the participants under the plan, subject to the claims of the Company’s general creditors.

NOTE 16:	EARNINGS PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings (loss) per common share.

	Fiscal Years Ended
In thousands, except per common share data	December 31, 2016	January 2, 2016	January 3, 2015
Income from continuing operations	$151,558	$21,708	$76,726
Income (loss) from discontinued operations, net of income taxes	2,024	(4,621)	82,434
Net income	$153,582	$17,087	$159,160

Basic weighted average shares outstanding	128,043	127,634	126,264
Stock options and nonvested shares	1,121	588	755
Diluted weighted average shares outstanding	129,164	128,222	127,019

Earnings (loss) per share:
Basic
Income from continuing operations	$1.18	$0.17	$0.61
Income (loss) from discontinued operations	0.02	(0.04)	0.65
Net income	$1.20	$0.13	$1.26

Diluted
Income from continuing operations	$1.17	$0.17	$0.60
Income (loss) from discontinued operations	0.02	(0.04)	0.65
Net income	$1.19	$0.13	$1.25

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 17:	ADDITIONAL FINANCIAL INFORMATION

Licensing‑Related Transactions

In connection with the Company’s November 2011 sale of its LIZ CLAIBORNE brand and certain rights to its MONET brand to J.C. Penney Corporation, Inc., the Company maintains: (i) an exclusive supplier arrangement to provide JCPenney with LIZ CLAIBORNE and MONET branded jewelry; and (ii) a royalty‑free license through July 2020 to use the LIZWEAR brand to design, manufacture and distribute LIZWEAR‑branded products to the club store channel.

Other Expense, Net

Other expense, net primarily consisted of (i) equity in losses of the Company’s equity investees of $6.5 million, $6.7 million and $2.6 million for the years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively; and (ii) foreign currency transaction losses of $1.9 million, $4.3 million and $1.6 million for the years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively.

Consolidated Statements of Cash Flows Supplementary Disclosures

During the years ended December 31, 2016, January 2, 2016 and January 3, 2015, net income tax (payments) refunds were $(4.2) million, $(3.1) million and $1.0 million, respectively. During the years ended December 31, 2016, January 2, 2016 and January 3, 2015, the Company made interest payments of $17.0 million, $13.3 million and $34.1 million, respectively. The Company received interest payments of $9.4 million and $4.0 million for the years ended January 2, 2016 and January 3, 2015, respectively, including outstanding interest and payment in kind under the Lucky Brand Note. As of December 31, 2016, January 2, 2016 and January 3, 2015, the Company accrued capital expenditures totaling $6.8 million, $8.1 million and $9.8 million, respectively.

During 2014, the Company made business acquisition payments of $32.3 million related to the reacquisition of the KATE SPADE businesses in Southeast Asia (see Note 2 – Acquisition).

NOTE 18:	SEGMENT REPORTING

The Company operates its kate spade new york and JACK SPADE brands through one operating segment in North America and three operating segments internationally: Japan, Asia (excluding Japan) and Europe. The Company’s Adelington Design Group reportable segment is also an operating segment. The three reportable segments described below represent the Company’s activities for which separate financial information is available and which is utilized on a regular basis by the Company’s CODM to evaluate performance and allocate resources. In identifying the Company’s reportable segments, the Company considers its management structure and the economic characteristics, products, customers, sales growth potential and long-term profitability of its operating segments. As such, the Company configured its operations into the following three reportable segments:

•	KATE SPADE North America segment — consists of the Company’s kate spade new york and JACK SPADE brands in North America.

•
KATE SPADE International segment — consists of the Company’s kate spade new york and JACK SPADE brands in International markets (principally in Japan, Asia (excluding Japan), Europe and Latin America).

•	Adelington Design Group segment — primarily consists of exclusive arrangements to supply jewelry for the LIZ CLAIBORNE and MONET brands.

The Company’s Chief Executive Officer has been identified as the CODM. The Company’s measure of segment profitability is Adjusted EBITDA of each reportable segment. Accordingly, the CODM evaluates performance and allocates resources based primarily on Segment Adjusted EBITDA. Segment Adjusted EBITDA excludes: (i) depreciation and amortization; (ii) charges due to streamlining initiatives, brand-exiting activities and acquisition related costs; (iii) losses on asset disposals and impairments; and (iv) the $26.0 million charge incurred in the first quarter of 2015 to terminate contracts with the Company’s former joint venture partner in China. The costs of all corporate departments that serve the respective segment are fully allocated, other than non-cash share-based compensation expense. The Company does not allocate amounts reported below Operating income to its reportable segments, other than adjusted equity income (loss) in equity method investees. The Company’s definition of Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The accounting policies of the Company’s reportable segments are the same as those described in Note 1 – Basis of Presentation and Significant Accounting Policies. Sales are reported based on a destination basis. The Company, as licensor, also licenses to third parties the right to produce and market products bearing certain Company-owned trademarks; the resulting royalty income is included within the results of the associated segment.

Dollars in thousands	Net Sales	% to Total	Depreciation and Amortization Expense (a)	Adjusted EBITDA (b)	% of Sales	Segment Assets	Expenditures for Long- Lived Assets
Fiscal Year Ended December 31, 2016
KATE SPADE North America	$1,156,373	83.7%	$37,828	$226,385	19.6%	$479,138	$37,978
KATE SPADE International	201,834	14.6%	7,812	27,889	13.8%	190,157	12,371
Adelington Design Group	23,271	1.7%	107	5,014	21.5%	8,470	—
Corporate and Other	—	—	3,589	—	—	432,554	—
Totals	$1,381,478	100.0%	$49,336				$50,349

Fiscal Year Ended January 2, 2016
KATE SPADE North America	$1,031,123	83.0%	$29,588	$177,593	17.2%	$504,571	$49,827
KATE SPADE International	188,151	15.1%	12,164	17,697	9.4%	180,259	19,909
Adelington Design Group	23,446	1.9%	206	4,523	19.3%	13,852	471
Corporate and Other	—	—	7,979	—	—	276,915	—
Totals	$1,242,720	100.0%	$49,937				$70,207

Fiscal Year Ended January 3, 2015
KATE SPADE North America	$891,766	78.3%	$31,905	$143,009	16.0%		$76,707
KATE SPADE International	213,582	18.8%	13,904	810	0.4%		55,038
Adelington Design Group	33,255	2.9%	887	4,092	12.3%		476
Corporate and Other	—	—	7,742	(940)	—		—
Totals	$1,138,603	100.0%	$54,438				$132,221

(a)
For the years ended December 31, 2016, January 2, 2016 and January 3, 2015, $3.6 million, $3.6 million and $5.2 million, respectively, of Corporate depreciation and amortization was recorded within Interest expense, net on the accompanying Consolidated Statements of Income.

(b)
Other consists of expenses principally related to distribution functions that were included in Juicy Couture and Lucky Brand historical results, but are not directly attributable to those businesses and therefore have not been included in discontinued operations.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The following tables provide a reconciliation to Net Income:

	Fiscal Years Ended
In thousands	December 31, 2016	January 2, 2016	January 3, 2015
Reportable Segments Adjusted EBITDA:
KATE SPADE North America	$226,385	$177,593	$143,009
KATE SPADE International (a)	27,889	17,697	810
Adelington Design Group	5,014	4,523	4,092
Other (b)	—	—	(940)
Total Reportable Segments Adjusted EBITDA	259,288	199,813	146,971
Depreciation and amortization, net (c)	(45,782)	(46,311)	(48,441)
Charges due to streamlining initiatives (d), brand-exiting activities, acquisition related costs, impairment of intangible asset and loss on asset disposals and impairments, net	(9,204)	(40,399)	(30,371)
Joint venture contract termination fee	—	(26,000)	—
Share-based compensation (e)	(27,139)	(25,577)	(37,270)
Adjusted equity loss included in Reportable Segments Adjusted EBITDA (f)	6,450	4,872	2,583
Operating Income	183,613	66,398	33,472
Other expense, net (a)	(8,270)	(11,137)	(4,033)
Loss on settlement of note receivable	—	(9,873)	—
Loss on extinguishment of debt	—	—	(16,914)
Interest expense, net	(19,714)	(19,152)	(20,178)
Provision (benefit) for income taxes	4,071	4,528	(84,379)
Discontinued operations, net of income taxes	2,024	(4,621)	82,434
Net Income	$153,582	$17,087	$159,160

(a)	Amounts include equity in the adjusted losses of equity method investees of $6.5 million, $4.9 million and $2.6 million in 2016, 2015 and 2014, respectively.

(b)
Other consists of expenses principally related to distribution functions that were included in Juicy Couture and Lucky Brand historical results, but are not directly attributable to those businesses and therefore have not been included in discontinued operations.

(c)	Excludes amortization included in Interest expense, net.

(d)	See Note 13 – Streamlining Initiatives for a discussion of streamlining charges.

(e)	Includes share-based compensation expense of $0.3 million and $17.3 million in 2015 and 2014, respectively, that was classified as restructuring.

(f)	Excludes joint venture restructuring expense included in equity losses of $1.8 million in 2015.

GEOGRAPHIC / CATEGORY DATA

Dollars in thousands	Net Sales	% to Total	Long-Lived Assets
Fiscal Year Ended December 31, 2016
Domestic	$1,126,848	81.6%	$225,959
International	254,630	18.4%	77,981
Total	$1,381,478	100.0%
Fiscal Year Ended January 2, 2016
Domestic	$1,012,657	81.5%	$233,185
International	230,063	18.5%	75,796
Total	$1,242,720	100.0%
Fiscal Year Ended January 3, 2015
Domestic	$899,475	79.0%
International	239,128	21.0%
Total	$1,138,603	100.0%

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The Company’s net sales by major product category are as follows:

	Fiscal Years Ended
In thousands	December 31, 2016	January 2, 2016	January 3, 2015
Women’s accessories (a)	$1,025,116	$886,630	$790,544
Apparel, jewelry and other	356,362	356,090	348,059
Total	$1,381,478	$1,242,720	$1,138,603

(a)	Includes handbags, small leather goods and accessories.

NOTE 19:	ACCUMULATED OTHER COMPREHENSIVE LOSS

Accumulated other comprehensive loss is comprised of the effects of foreign currency translation and gains on cash flow hedging derivatives, as detailed below:

In thousands	December 31, 2016	January 2, 2016
Cumulative translation adjustment, net of income taxes of $0	$(29,162)	$(30,054)
Gains on cash flow hedging derivatives, net of income taxes of $513 and $8, respectively	1,002	13
Accumulated other comprehensive loss, net of income taxes	$(28,160)	$(30,041)

The following table presents the change in each component of Accumulated other comprehensive loss, net of income taxes:

In thousands	Cumulative Translation Adjustment	Unrealized Gains (Losses) on Cash Flow Hedging Derivatives
Balance as of December 28, 2013	$(21,862)	$983
Other comprehensive (loss) income before reclassification	(10,234)	1,847
Amounts reclassified from accumulated other comprehensive loss	—	(720)
Balance as of January 3, 2015	(32,096)	2,110
Other comprehensive loss before reclassification	(1,966)	(907)
Amounts reclassified from accumulated other comprehensive loss	4,008	(1,190)
Balance as of January 2, 2016	(30,054)	13
Other comprehensive (loss) income before reclassification	(522)	410
Amounts reclassified from accumulated other comprehensive loss	1,414	579
Balance as of December 31, 2016	$(29,162)	$1,002

NOTE 20:	RELATED PARTY TRANSACTIONS

Equity Method Investments

In June 2011, the Company established KS China Co., Limited (“KSC”) with E-Land Fashion China Holdings Limited (“E-Land”). The joint venture was a Hong Kong limited liability company and its purpose was to market and distribute small leather goods and other fashion products and accessories in China under the kate spade brand. The Company accounted for its then-40.0% interest in KSC under the equity method of accounting until the Company’s purchase of the remaining 60% interest in KSC and sale of a 50% interest in KSC to Walton Brown in the first quarter of 2015. The Company made capital contributions to KSC of $2.4 million and $5.5 million in 2014 and 2013, respectively.

In the first quarter of 2015, the Company and Walton Brown formed two joint ventures focused on growing the Company’s business in Greater China. Following the formation of the joint ventures, both Kate Spade Hong Kong, Limited, a wholly-owned subsidiary of the Company, and Walton Brown each own 50.0% of the shares of KSC and KS HMT, the holding company for the KATE SPADE businesses in Hong Kong, Macau and Taiwan.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
With an equal partnership structure, the Company and Walton Brown actively manage the businesses together. The joint ventures each have an initial term of 10 years. To effectuate the new joint ventures, (i) the Company acquired a 60.0% interest in KSC (in which the Company already owned a 40.0% interest) from E-Land, its former partner in China, for an aggregate payment of $36.0 million, comprised of $10.0 million to acquire E-Land’s interest in KSC and $26.0 million to terminate related contracts and (ii) the Company received a net $17.4 million from LCJG for their 50.0% interests in the joint ventures, subject to adjustments. As a result, the Company no longer consolidates the operations for the businesses in Hong Kong, Macau and Taiwan, which it acquired on February 5, 2014 and had net sales of approximately $34.0 million in 2014 and $6.4 million in 2015, through the transaction date. Upon closing of the KS HMT joint venture, $16.0 million of goodwill related to the KATE SPADE businesses in Hong Kong, Macau and Taiwan and $14.0 million of net assets of KS HMT were reclassified to Investment in unconsolidated subsidiaries, which was included in Other Assets on the accompanying Consolidated Balance Sheets. The Company concluded the carrying values of the assets and liabilities for Hong Kong, Macau and Taiwan approximated fair value, due in part to the then-recent acquisition of those territories from Globalluxe. Accordingly, no gain or loss was recorded on the formation of KS HMT. The $26.0 million charge incurred in the first quarter of 2015 to terminate contracts associated with the KSC joint venture is recorded in SG&A on the accompanying Consolidated Statement of Income.

The Company accounts for its investments in the joint ventures under the equity method of accounting. The Company’s equity in losses of its equity investees was $6.5 million, $6.7 million and $2.6 million during the twelve months ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively. During the third quarter of 2015, the Company and Walton Brown each loaned $5.0 million to KSC. During the first quarter of 2016, the Company and Walton Brown each made additional loans of $0.7 million to KSC and $5.8 million to KS HMT. As of December 31, 2016 and January 2, 2016, the Company recorded $30.5 million and $28.1 million, respectively, related to its Investments in and advances to unconsolidated subsidiaries, which was included in Other assets on the accompanying Consolidated Balance Sheets.

The summarized balance sheet data of the Company’s equity method investees includes KSC and KS HMT.

In thousands	December 31, 2016	January 2, 2016
Current assets	$28,693	$35,465
Other assets	31,314	34,282
Total assets	$60,007	$69,747

Current liabilities	$10,057	$26,409
Other liabilities	24,875	11,473
Partners’ equity	25,075	31,865
Total liabilities and partners’ equity	$60,007	$69,747

The summarized statement of operations data of the Company’s equity method investees includes KSC for all periods presented and KS HMT from the date of the formation of the joint venture in the first quarter of 2015.

	Fiscal Years Ended
In thousands	December 31, 2016	January 2, 2016	January 3, 2015
Net Sales	$55,101	$51,631	$16,036
Gross Profit	33,425	31,533	10,772
Net Loss	(12,499)	(13,307)	(6,713)

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 21:	RECENT ACCOUNTING PRONOUNCEMENTS

In January 2017, new accounting guidance was issued on intangibles, which simplifies the measurement of goodwill impairment testing. Under the new guidance, annual or interim goodwill impairment testing will be performed by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value and any loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This guidance is effective for interim and annual goodwill impairment tests beginning on or after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the new accounting guidance on its financial statements.

In August 2016, new accounting guidance was issued which clarifies the classification of certain cash receipts and payments on the statement of cash flows. This guidance is effective for interim and annual periods beginning on or after December 15, 2017. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the new accounting guidance on its financial statements.

In March 2016, new accounting guidance was issued on share-based compensation, which simplifies the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. This guidance is effective for interim and annual periods beginning on or after December 15, 2016. The impact on the financial statements upon adoption of the new guidance will depend on unpredictable future events, including the timing and value realized upon vesting of shares versus the fair value when those shares were granted, as well as the Company’s valuation allowance on deferred tax assets.

In February 2016, new accounting guidance was issued on lease transactions. The guidance was issued to increase transparency and comparability among organizations by requiring lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by leases and disclosing key information about leasing arrangements. This guidance is effective for interim and annual periods beginning on or after December 15, 2018. The Company is currently evaluating the impact of the adoption of the new accounting guidance on its financial statements.

In July 2015, new accounting guidance on accounting for inventory was issued, which requires entities to measure inventory at the lower of cost and net realizable value. This guidance is effective for interim and annual periods beginning on or after December 15, 2016. The adoption of the new guidance will not affect the Company’s financial position, results of operations or cash flows.

In May 2014, new accounting guidance on the accounting for revenue recognition was issued, which requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, this guidance was updated, which defers the effective date by one year and permits early adoption for interim and annual periods beginning on or after December 15, 2016. This guidance is effective for interim and annual periods beginning on or after December 15, 2017. The Company is continuing to evaluate the impact of the adoption of the new accounting guidance on its financial statements.

Kate Spade & Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 22:	UNAUDITED QUARTERLY RESULTS

Unaudited quarterly financial information for 2016 and 2015 is set forth in the table below.

	March			June			September		December
In thousands, except per share data	2016	2015		2016	2015		2016	2015	2016	2015
Net sales	$274,422	$255,316		$319,691	$281,118		$316,528	$277,328	$470,837	$428,958
Gross profit	169,481	154,727		190,706	171,478		187,928	169,814	278,805	258,088
Income (loss) from continuing operations	10,916	(53,559	)(b)	24,559	9,249	(c)	29,503	4,510 (d)	86,580	61,508	(e)
Income (loss) from discontinued operations, net of income taxes	720	(1,662)		2,214	(708)		123	(2,207)	(1,033)	(44)
Net income (loss)	$11,636	$(55,221)		$26,773	$8,541		$29,626	$2,303	$85,547	$61,464

Basic earnings per share:
Income (loss) from continuing operations	$0.09	$(0.42)		$0.19	$0.07		$0.23	$0.04	$0.68	$0.48
Income (loss) from discontinued operations	—	(0.01)		0.02	—		—	(0.02)	(0.01)	—
Net income (loss)	$0.09	$(0.43)		$0.21	$0.07		$0.23	$0.02	$0.67	$0.48

Diluted earnings per share: (a)
Income (loss) from continuing operations	$0.08	$(0.42)		$0.19	$0.07		$0.23	$0.04	$0.67	$0.48
Income (loss) from discontinued operations	0.01	(0.01)		0.02	—		—	(0.02)	(0.01)	—
Net income (loss)	$0.09	$(0.43)		$0.21	$0.07		$0.23	$0.02	$0.66	$0.48

Basic weighted average shares outstanding	127,931	127,489		128,000	127,663		128,101	127,682	128,139	127,703
Diluted weighted average shares outstanding (a)	128,636	127,489		129,140	128,431		129,451	128,118	129,425	128,267

(a)
Because the Company incurred a loss from continuing operations in the first quarter of 2015, outstanding stock options and nonvested shares are antidilutive for such period. Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

(b)	Included a pretax charge of $26.0 million to terminate contracts with the Company’s former joint venture partner in China and pretax expenses related to streamlining initiatives of $18.9 million.

(c)	Included pretax expenses related to streamlining initiatives of $7.1 million.

(d)	Included pretax expenses related to streamlining initiatives of $7.0 million.

(e)	Included pretax expenses related to streamlining initiatives of $2.4 million.

NOTE 23:	SUBSEQUENT EVENT

On February 16, 2017, the Company’s Board of Directors, together with management and in consultation with its financial advisor and legal counsel, announced that it is conducting a process to explore and evaluate strategic alternatives to further enhance shareholder value. There can be no assurance that this review process will result in a transaction or other strategic alternative of any kind.